424B3 1 energizerpros424b305132011.htm ENERGIZER RESOURCES INC. - FORM 424B3

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168194
Prospectus Supplement No. 6
(To Prospectus, Dated November 10, 2010)

46,373,334 Common Shares

This prospectus supplement supplements the Prospectus dated November 10, 2010, relating to the sale, transfer or distribution of up to of 46,373,334 common shares. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

________________________

Quarterly Report on Form 10-Q

On February 14, 2012, we filed with the Securities and Exchange Commission the attached Quarterly Report on Form 10-Q for the six month period ended December 31, 2011.  The text of the Form 10-Q is attached hereto.

________________________

Investing in our common stock involves risks. See "Risk Factors" within Form 10-Q.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 14, 2012.

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)
x	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 2011

OR

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-51151

ENERGIZER RESOURCES INC.
 (Name of registrant in its charter)

Minnesota	20-0803515
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 – 141 Adelaide Street West, Toronto, Ontario M5H 3L5
(Address of principal executive offices)
_______________________

(416) 364-4911
(Issuer’s telephone number)
_______________________
Securities registered under Section 12(b) of the Exchange Act:  None

Securities registered under Section 12(g) of the Exchange Act:  Common Stock, $0.001 par value per share
(Title of Class)
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes  [x]                                                      No  [ ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   Yes [ ] No [x]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.
Large accelerated filer [ ]	Accelerated Filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]
(Do Not Check if a Smaller Reporting Company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes  []No  [ X]

As of February 14, 2012, there were 153,697,178 shares of the Registrant's common stock issued and outstanding.

Transitional Small Business Disclosure Format Yes      No   [X]

Energizer Resources Inc.

PART I - FINANCIAL INFORMATION

Item 1.	Consolidated Financial Statements (unaudited) including:	3
	Consolidated Balance Sheets
	Consolidated Statements of Operations and Comprehensive Loss
	Consolidated Statements of Cash Flows
	Notes to the Consolidated Financial Statements
Item 2.	Management Discussion & Analysis of Financial Condition and Results of Operations	17
Item 3	Quantitative and Qualitative Disclosures About Market Risk	44
Item 4.	Controls and Procedures	44

PART II - OTHER INFORMATION

Item 1.	Legal Proceedings	44
Item 1a	Risk Factors	44
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	51
Item 3.	Defaults Upon Senior Securities	51
Item 4.	Removed and Reserved	51
Item 5	Other information	51
Item 6.	Exhibits	52

CERTIFICATIONS

Exhibit 31 – Management certification	54-55

Exhibit 32 – Sarbanes-Oxley Act	56-57

PART 1

FINANCIAL INFORMATION
As used in this annual report, “we”, “us”, “our”, “Energizer Resources”, “Energizer”, “Company” or “our Company” refers to Energizer Resources Inc. and all of its subsidiaries.

ITEM 1.  INTERIM CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

General
The accompanying reviewed interim unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q.  Therefore, they do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' equity in conformity with generally accepted accounting principles applicable in the United States of America.  Except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements included in our Company's annual report on Form 10-K for the year ended June 30, 2011.  In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature.  Operating results for the period ended December 31, 2011 are not necessarily indicative of the results that can be expected for the year ending June 30, 2012.

All references to “dollars”, “$” or “US$” are to United States dollars and all references to “CAD$” are to Canadian dollars.  United States dollar equivalents of Canadian dollar figures are based on the exchange rate as reported by the Bank of Canada on the applicable date.

ENERGIZER RESOURCES INC.

(An Exploration Stage Company)

Consolidated Unaudited Interim Financial Statements

For the six month period ended December 31, 2011

(Expressed in US Dollars)

Energizer Resources Inc.
(An Exploration Stage Company)
Consolidated Balance Sheets
(Expressed in US Dollars)

	December 31, 2011	June 30, 2011
	(Unaudited)	(Audited)

Assets
Current Assets:
Cash and cash equivalents (note 5)	$6,882,841	$4,536,275
Dual currency deposits (note 5)	-	8,031,076
Amounts receivable and prepaid expenses (note 6)	379,003	135,392
Marketable securities	23,499	40,403
Tax credits recoverable	11,411	12,073

Total current assets	7,296,754	12,755,219
Equipment (note 4)	2,223	6,667

Total assets	$7,298,977	$12,761,886

Liabilities and Stockholders’ Equity
Liabilities
Current Liabilities:
Accounts payable and accrued liabilities (note 6)	$1,504,311	$689,857
Derivative liability (note 5)	-	12,619

Total liabilities	1,504,311	702,476

Stockholders’ Equity
Common stock, 350,000,000 shares authorized, $0.001 par value,
153,697,178 issued and outstanding (June 30, 2011 - 146,197,178) (note 8)	153,697	146,197
Additional paid-in capital	67,459,026	63,998,735
Donated capital	20,750	20,750
Accumulated comprehensive loss	(49,336)	(32,432)
Accumulated deficit during exploration stage	(61,789,471)	(52,073,840)

Total stockholders’ equity	5,794,666	12,059,410

Total liabilities and stockholders’ equity	$7,298,977	$12,761,886

The accompanying notes are an integral part of these consolidated unaudited interim financial statements.

Energizer Resources Inc.
(An Exploration Stage Company)
Consolidated Unaudited Interim Statements of Operations and Comprehensive Loss
(Expressed in US Dollars)

	March 1, 2004	For the six months		For the three months
	(date of inception) to	ended December 31,		ended December 31,
	December 31, 2011	2011	2010	2011	2010

Revenues	$-	$-	$-	$-	$-

Expenses
Stock-based compensation
(notes 6,8 and 9)	21,155,354	2,117,791	237,710	753,143	237,710
Mineral exploration expense (note 7)	20,827,807	2,159,851	909,945	1,183,474	93,061
Impairment loss on mineral
properties (note 7)	11,358,637	3,770,129	-	3,770,129	-
General and administrative (note 6)	5,946,884	908,100	607,608	544,478	340,882
Professional and consulting fees	4,378,152	679,957	550,439	363,424	272,638
Depreciation	59,696	4,444	4,444	2,222	2,222
Donated services and expenses	18,750	-	-	-	-
Foreign currency translation (gain)/loss	(867,753)	103,942	(19,325)	(103,557)	16,714

Total expenses	62,877,527	9,744,214	2,290,821	6,513,313	963,227

Net loss from operations	(62,877,527)	(9,744,214)	(2,290,821)	(6,513,313)	(963,227)

Other Income:
Investment income / (loss)	784,203	28,583	36	(5,262)	21
Other income	303,853	-	-	-	-

Net loss	(61,789,471)	(9,715,631)	(2,290,785)	(6,518,575)	(963,206)
Unrealized (loss) gain from investments in
marketable securities	(55,180)	(16,904)	(1,531)	(6,522)	8,575

Comprehensive loss	$(61,844,651)	$(9,732,535)	$(2,292,316)	$(6,525,097)	$(954,631)

Net loss per share - basic and diluted (note 11)		$(0.07)	$(0.02)	$(0.04)	$(0.01)

Weighted average shares outstanding -
basic and diluted		146,890,113	110,595,641	147,583,048	110,680,258

The accompanying notes are an integral part of these consolidated unaudited interim financial statements.

Energizer Resources Inc.
(An Exploration Stage Company)
Consolidated Unaudited Interim Statements of Cash Flows
(Expressed in US Dollars)

	March 1, 2004	For the six months
	(date of inception) to	ended December 31,
	December 31, 2011	2011	2010

Operating Activities
Net loss	$(61,789,471)	$(9,715,631)	$(2,290,785)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	59,696	4,444	4,444
Donated services and expenses	20,750	-	-
Non-cash proceeds received	(74,000)	-	-
Dual currency deposits	85,087	103,543	-
Impairment loss on mineral properties	11,358,637	3,770,129	-
Stock-based compensation	21,155,354	2,117,791	237,710
Issuance of shares and warrants for services rendered	168,100	-	168,100
Change in operating assets and liabilities:
Amounts receivable and prepaid expenses	(379,003)	(243,611)	(24,221)
Accounts payable and accrued liabilities	1,505,137	814,454	(108,032)
Taxes recoverable	(256,597)	662	-
Non-cash portion of marketable securities	337	-	-
Government grants received	245,186	-	-
Unrealized foreign exchange (loss)/gain in
operating assets and liabilities	-	-	(14,217)

Net cash used in operating activities	(27,900,787)	(3,148,219)	(2,027,001)

Financing Activities
Proceeds from issuance of common stock, net	37,464,105	-	79,200
Exercise of warrants	886,500	-	-

Net cash provided by financing activities	38,350,605	-	79,200

Investing Activities
Mineral property acquisition costs	(3,419,973)	(2,420,129)	-
Purchase of property and equipment	(61,918)	-	-
Investment in dual currency deposits	(30,942,400)	(22,942,400)	-
Redemption of dual currency deposits	30,857,314	30,857,314	-

Net cash (used in) provided by investing activities	(3,566,977)	5,494,785	-

Increase (decrease) in cash and cash equivalents	6,882,841	2,346,566	(1,947,801)
Cash and cash equivalents - beginning of period	-	4,536,275	2,505,480

Cash and cash equivalents - end of period	$6,882,841	$6,882,841	$557,679

Non-cash investing and financing activities:
Issuance of common stock for mineral properties	$6,540,500	$1,350,000	$-
Issuance of common stock for services	$5,811,125	$-	$90,000
Issuance of share purchase warrants for services	$78,100	$-	$78,100
Supplemental Disclosures:
Interest received	$817,442	$61,822	$-
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these consolidated unaudited interim financial statements.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Unaudited Interim Financial Statements
For the six month period ended December 31, 2011
(Expressed in US Dollars)

1.	Exploration Stage Company

Energizer Resources Inc. (the "Company") was incorporated in the State of Nevada, United States of America on March 1, 2004 and reincorporated in the State of Minnesota on May 14, 2008.  The Company is an Exploration Stage Company, as defined by ASC Topic-915, "Development Stage Entities".  The Company's principal business is the acquisition and exploration of mineral resources.  During fiscal 2008, the Company incorporated Energizer Resources (Mauritius) Ltd. (formerly Uranium Star (Mauritius) Ltd.), a Mauritius subsidiary and Energizer Resources Madagascar Sarl, a Madagascar subsidiary.  During fiscal 2009, the Company incorporated THB Venture Ltd., a Mauritius subsidiary to hold the interest in Energizer Resources Minerals Sarl, a Madagascar subsidiary, which holds the Madagascar properties.  During fiscal 2012, the Company incorporated Madagascar-ERG Joint Venture (Mauritius) Ltd., a Mauritius subsidiary and is in the process of incorporating ERG Madagascar Sarl, a Madagascar subsidiary.  ERG (Madagascar) Sarl will be 100% owned by Madagascar-ERG Joint Venture (Mauritius) Ltd. which is owned 75% by Energizer Resources (Mauritius) Ltd.  The Company has not yet fully determined whether its properties contain mineral reserves that are economically recoverable.

These audited interim financial statements have been prepared on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of business.  The Company has yet to generate revenue from mining operations or pay dividends and is unlikely to do so in the immediate or foreseeable future.  The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations.  As at December 31, 2011, the Company has accumulated losses of $61,789,471.  These consolidated unaudited interim financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Significant Accounting Policies

Principals of Consolidation and Basis of Presentation
These consolidated unaudited interim financial statements are presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), and are expressed in US dollars.   These consolidated unaudited interim financial statements include the accounts of Energizer Resources Inc. and its wholly-owned subsidiaries, Energizer Resources (Mauritius) Ltd., THB Ventures Ltd, Energizer Resources Madagascar Sarl and Energizer Resources Minerals Sarl. In addition, these consolidated unaudited interim financial statements include the Company's 75% interest in Madagascar-ERG Joint Venture (Mauritius) Ltd. and its to be formed subsidiary ERG (Madagascar) Sarl.   All inter-company balances and transactions have been eliminated on consolidation.  The Company's fiscal year end is June 30.

Consolidated Unaudited Interim Financial Statements
These consolidated unaudited interim financial statements have been prepared on the same basis as the annual financial statements and should be read in conjunction with those annual financial statements filed on Form 10-K for the year ended June 30, 2011.  In the opinion of management, these unaudited interim consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Unaudited Interim Financial Statements
For the six month period ended December 31, 2011
(Expressed in US Dollars)

2.	Significant Accounting Policies - continued

Fair Value of Financial Instruments Hierarchy
ASC Topic-820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  The three levels are as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.  Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.  Level 1 includes marketable securities such as listed equities and U.S. government treasury securities.

Level 2 - Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.  Level 2 includes those financial instruments that are valued using industry-standard models or other valuation methodologies.  These models consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, current market and contractual prices for the underlying instruments as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.  Instruments in this category include dual currency deposits, over the counter forwards, options and repurchase agreements.

Level 3 - Pricing inputs include significant inputs that are generally less observable from objective sources.  These inputs may be used with internally developed methodologies that result in management's best estimate of fair value from the perspective of a market participant. Level 3 instruments include those that may be more structured or otherwise tailored to customers' needs.  At each balance sheet date, the Company performs an analysis of all instruments subject to ASC Topic-820 and includes in Level 3 all of those whose fair value is based on significant unobservable inputs.

Cash and cash equivalents and marketable securities that the Company held were in Level 1 and dual currency deposits were in Level 2  within the fair value hierarchy.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Unaudited Interim Financial Statements
For the six month period ended December 31, 2011
(Expressed in US Dollars)

3.	Recent Accounting Pronouncements Affecting The Company

The following are recent accounting pronouncements which may have an impact on the Company's future consolidated financial statements.  FASB has issued the following pronouncements:

•
"Fair value measurement (Topic 802): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs:  ("ASU 2011-04") was issued during May 2011.  ASU 2011-04 is a collaboration between FASB and the International Accounting Standards Board to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with US GAAP and International Financial Reporting Standards (IFRSs).  ASU 2011-04 explains how to measure fair value. It does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting.

In May 2011, the FASB issued further guidance on fair value measurements and disclosures which requires the categorization by level for items that are only required to be disclosed at fair value and information about transfers between Level 1 and Level 2.  In addition, the update provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements.  The guidance requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs.  The guidance is effective for interim and annual periods beginning after December 15, 2011.

•
"Comprehensive Income (Topic 220): Presentation of Comprehensive Income": ("ASU 2011-05") was issued during June 2011. FASB issued guidance regarding the presentation of Comprehensive Income within financial statements.  The guidance is effective for interim and annual periods beginning after December 15, 2011.

•
"Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment": ("ASU 2011-08") was issued during September 2011. FASB issued guidance on how to determine whether goodwill amounts on the balance sheet have been impaired.  The guidance is effective for interim and annual periods beginning after December 15, 2011.

•
"Balance Sheet (Topic 201): Disclosures about Offsetting Assets and Liabilities": ("ASU 2011-11") was issued during December 2011. FASB issued guidance on how to determine whether it is appropriate to offset or net certain assets and liabilities on the balance sheet and the additional disclosure that this entails.   The guidance is effective annual periods beginning on or after January 1, 2013.

•
"Comprehensive Income (Topic 202): Deferral of the Effective date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No 2011-05": ("ASU 2011-12") was issued during December 2011.  FASB provides clarification and guidance relating to the effects of reclassifications of amounts out of accumulated other comprehensive income and into net income.   Like ASU 2011-05, the guidance is effective for interim and annual periods beginning after December 15, 2011.

The Company is evaluating the impact, if any, these pronouncements will have on its consolidated financial statements.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Unaudited Interim Financial Statements
For the six month period ended December 31, 2011
(Expressed in US Dollars)

4.	Equipment

			December 31, 2011	June 30, 2011
		Accumulated	Net Book	Net Book
	Cost	Depreciation	Value	Value

Exploration equipment	$44,445	$42,222	$2,223	$6,667

For the six month period ended December 31, 2011, depreciation expense totalled $4,444 (December 31, 2010: $4,444).

5.	Dual Currency Deposits

On December 31, 2011, the Company held a total of $nil (June 30, 2011: $8,000,000) with a Canadian bank in two short term dual currency deposits ("DCD"), each representing $nil (June 30, 2011: $4,000,000).

The Company invests in dual currency deposits ("DCD") under which it contracts to a foreign exchange strike rate at the inception of the contract.  If the spot rate is less than the strike rate on the day of maturity, the Company will receive money in the invested currency.  Conversely, if the spot rate is greater than the strike rate, the Company will receive money in the underlying currency and recognize a foreign exchange loss.  Included in investment income is $25,749 (Dec 31, 2010 - $Nil) related to the dual currency deposit transactions.

The Company uses this form of deposit to increase the interest rate, and hence its return, on its deposits and because it makes payments to vendors in both US dollars and Canadian dollars.  Because of this, the Company is somewhat indifferent as to whether the deposit is returned in Canadian dollars or US dollars.  This investment poses a greater risk when compared to investing excess cash in liquid and low risk money market deposits due to the fact that the movement in the underlying foreign exchange rates is uncertain.

6.	Related Party Transactions and Balances

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making operating and financial decisions. Parties are also considered to be related if they are subject to common control or common significant influence.  Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount.

The following are the related party transactions for the six month period ended December 31, 2011:

a)	The Company incurred a total of $44,550 (December 31, 2010: $48,810) in office administration and rent expense from a company related by common management.

b)
5,860,000 (December 31, 2010: 1,100,000) stock options were issued to related parties during the period with exercise prices between $0.20 and $0.30.  These stock options which were valued at $1,300,059 (December 31, 2010: $237,710) were issued to directors, officers and relatives of directors.

c)	The Company incurred $530,174 (December 31, 2010: $354,048) in administrative, management and consulting fees to directors, officers and relatives of directors.
The following are the related party balances as of December 31, 2011:
a)	Related party balances of $241,000 (June 30, 2011: $90,000) were included in accounts payable and accrued liabilities and $21,000 (June 30, 2011: $Nil) in prepaid expenses.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Unaudited Interim Financial Statements
For the six month period ended December 31, 2011
(Expressed in US Dollars)

7.	Mineral Properties

Green Giant Property, Madagascar, Africa
On August 22, 2007, the Company entered into a joint venture agreement with Madagascar Minerals and Resources Sarl ("MMR"), a Madagascar incorporated company.  The joint venture was established with the Company owning a 75% interest and MMR owning a 25% interest in the Green Giant Property.  In order to acquire the 75% interest, the Company paid a total of $765,000, issued 1,250,000 common shares and 500,000 now expired share purchase warrants.  Further, on December 10, 2007, the Company issued 1,250,000 common shares valued at $375,000 and 500,000 now expired share purchase warrants.  As it has not yet determined whether the property has probable or proven reserves, the Company recognized an impairment loss during fiscal 2008 totaling $1,200,560 which represented the total cash paid and the value of common shares and share purchase warrants issued.

On July 9, 2009, the Company entered into an agreement with MMR to acquire the remaining 25% interest for $100,000.  At this point the joint venture with MMR was terminated.  MMR retains a 2% net smelter return (“NSR”).  The NSR on this 25% portion can be acquired by the Company for $500,000 in cash or common shares for the first 1% and at a price of $1,000,000 in cash or common shares for the second 1% at the Company's option.

Joint Venture Ground, Madagascar, Africa
On December 14, 2011, the Company entered into a Definitive Joint Venture Agreement (“JVA”) with Malagasy Minerals Limited (“Malagasy”) (Australian Stock Exchange: MGY) to acquire a 75% interest to explore and develop a defined group of industrial minerals.  Malagasy will retain its 25% interest. The new land position covers an area totalling 2,119 research permits and 827.7 square kilometres.  This land portfolio is mainly adjacent to the south and east of the Company's Green Giant Property in the country of Madagascar.  Under the terms of the JVA, the Company paid Malagasy a total of $2,261,690  and issued 7,500,000 of the Company's shares valued at $1,350,000.   Malagasy has a  free carried interest until the Company delivers a Bankable Feasibility Study (“BFS”).  Upon the delivery of a BFS, Malagasy will be required to contribute its 25% interest in the development and mining operations.   Should either party's interest subsequently fall below 10%, their position will be diluted to a 2% NSR.  As it has not yet determined whether the property has probable or proven reserves, the Company recognized an impairment loss during fiscal 2012 totaling $3,770,129 which represented the total cash paid and the value of common shares issued as well as legal and other professional fees paid.

The industrial minerals within the agreements are as follows:   Vanadium, Lithium, Aggregates, Alunite, Barite, Bentonite, Vermiculite, Carbonatites, Corundum, Dimensional stone (excluding labradorite), Feldspar (excluding labradorite), Fluorspar, Granite, Graphite, Gypsum, Kaolin, Kyanite, Limestone/Dolomite, Marble, Mica, Olivine, Perlite, Phosphate, Potash -Potassium minerals, Pumice Quartz, Staurolite, Zeolites.

Sagar Property - Romanet Horst, Labrador Trough, Quebec, Canada
On May 2, 2006, the Company signed a letter of intent with Virginia Mines Inc. ("Virginia") for an option to acquire a 75% interest in 200 claims located in northern Quebec, Canada.  Virginia had the right and option to sell the remaining 25% interest in the property.  This agreement was subject to a 2% NSR.  Virginia had previously acquired a 100% interest in the property, subject to a 1% NSR on certain claims, and a 0.5% NSR on other claims.  Virginia has the right to buy back half of the 1% NSR for $200,000 and half of the 0.5% NSR for $100,000.  In order to exercise its option, the Company issued 2,000,000 common shares, 2,000,000 now expired share purchase warrants and incurred exploration expenditures greater than $2,000,000 on the property before September 1, 2008.  On August 15, 2006, the Company acquired 19 mineral claims contiguous to the property by paying $5,385, issuing 150,000 common shares valued at $103,500 and 75,000 now expired share purchase warrants.

Further, on February 28, 2007 Virginia exercised its option to sell its remaining 25% interest in the property to the Company for 1,000,000 common shares valued at $1,219,000 and 1,000,000 now expired share purchase warrants.  As a result of these agreements, the Company now owns a 100% interest in this property.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Unaudited Interim Financial Statements
For the six month period ended December 31, 2011
(Expressed in US Dollars)

8.	Common Stock

a)
On July 2, 2010, the Company issued 500,000 common share purchase warrants to a party who assisted the Company in listing its common stock on the TSX Venture Exchange.  These warrants were valued at $78,100.   The share purchase warrants were valued using the Black-Scholes pricing model with the following assumptions:  risk free interest rate - 1.54%; expected volatility - 172%;  dividend yield - NIL; and expected life - 4 years.

b)
On October 21, 2010, the Company issued 1,100,000 stock options to a director of the Company valued at $237,710.  The stock options, which vested immediately, were valued using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.54%; expected volatility - 172%; dividend yield - NIL; and expected life - 4 years.

c)	On December 17, 2010, the Company issued 200,000 shares of common stock valued at $90,000 pursuant to a contract with a party to provide advisory services in China.

d)
During January and February 2011, the Company closed a private placement of 30,936,654 units for gross proceeds of $13,921,495.  Each unit consisted of one common share and one half of one common share purchase warrant.  Each of the 15,468,327 warrants issued entitles the holder the right to purchase one common share at an exercise price of $0.75 for a period of two years from the date of issue.  In connection with the private placement, the Company paid finders’ fees consisting of a cash fee of 6% to certain eligible finders totaling $704,115, TSX-V fees totaling $38,411 and compensation warrants equal to 6% of the eligible units sold totaling 1,564,700. Each full compensation warrant entitles the holder to acquire one unit of the Company at $0.45 per unit and expire on February 25, 2013.

e)
During the year ended June 30, 2011, the Company issued a total of 4,549,500 shares of common stock for consideration of $881,950.  This common stock was issued pursuant to the exercise of several share purchase warrants.

f)
On July 1, 2011, the Company issued 5,175,000 stock options to directors, officers and consultants of the Company valued at $1,364,648.   The stock options were valued using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.95%; expected volatility - 137%; dividend yield - NIL; and expected life - 5 years.  These stock options vested on the grant date.

g)
On October 24, 2011, the Company issued 1,850,000 stock options to directors, officers and consultants of the Company valued at $321,530.   The stock options were valued using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.60%; expected volatility - 133%; dividend yield - NIL; and expected life - 5 years.  These stock options vested on the grant date.

h)
On December 16, 2011, the Company issued 2,365,000 stock options to directors, officers and consultants of the Company valued at $431,613.   The stock options were valued using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.60%; expected volatility - 133%; dividend yield - NIL; and expected life - 5 years.  These stock options vested on the grant date.

i)	On December 16, 2011, the Company issued 7,500,000 shares of common stock at $0.18 per share valued at $1,350,000 as consideration for the Joint Venture Agreement with Malagasy Minerals Ltd.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Unaudited Interim Financial Statements
For the six month period ended December 31, 2011
(Expressed in US Dollars)

9.	Stock Options

On March 9, 2006, the Company filed a Form S-8 registration statement in connection with its newly adopted 2006 Stock Option Plan (the “2006 Plan”) allowing for the direct award of shares or granting of stock options to acquire up to a total of 2,000,000 common shares. On December 18, 2006, February 16, 2007, July 11, 2007, September 29, 2009 and May 3, 2011, the 2006 Plan was amended to increase the stock option pool by a total of 20,000,000 additional common shares.  In addition, the Company intends to file a Form S-8 registration statement relating to the additional 5,000,000 common shares approved as the Company's most recent Annual and General Special Meeting held on December 21, 2011.

The following table summarizes the continuity of the Company's stock options, all of which vest on the grant date:

	Number	Weighted-Average
	of Options	Exercise Price ($)

Outstanding and exercisable, June 30, 2010	13,620,000	0.30
Granted	1,100,000	0.25
Cancelled	(590,000)	0.57

Outstanding and exercisable, June 30, 2011	14,130,000	0.29
Granted	9,390,000	0.26
Expired	(1,015,000)	0.15
Cancelled	(3,300,000)	0.31

Outstanding and exercisable, December 31, 2011	19,205,000	0.29

The following is a summary stock options outstanding as of December 31, 2011:

Exercise	Number of	Expiry
Price ($)	Stock Options	Date

0.15	1,920,000	March 4, 2012
0.15	2,395,000	July 11, 2012
0.35	750,000	September 2, 2013
0.40	5,350,000	May 11, 2014
0.30	4,575,000	July 1, 2016
0.20	1,850,000	October 24, 2016
0.21	2,365,000	December 1, 2016

0.29	19,205,000

The following were the Black-Scholes pricing model assumptions used to value the stock options issued:

	December 31, 2011	June 30, 2011

Risk-free interest rate	1.60% to 1.95%	1.84%
Expected dividend yield	0.00%	0.00%
Expected volatility	133% to 137%	172%
Expected option life (in years)	5.00	4.00

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Unaudited Interim Financial Statements
For the six month period ended December 31, 2011
(Expressed in US Dollars)

10.	Warrants

The following table summarizes the continuity of the Company's warrants:

	Number	Exercise
	of Warrants	Price ($)

Outstanding, June 30, 2010	31,889,667	0.41
Granted	17,737,028	0.70
Exercised	(4,549,500)	0.19
Expired	(511,500)	0.20

Outstanding, June 30, 2011	44,565,695	0.55
Expired	(250,000)	0.58

Outstanding, December 31, 2011	44,315,695	0.55

The following is a summary warrants outstanding as of December 31, 2011:

Exercise	Number of	Expiry
Price ($)	Warrants	Date

0.30	696,000	March 15, 2012
0.75	15,468,328	January 28, 2013 - February 25, 2013
0.45	1,564,700	February 25, 2013
0.50	870,000	March 15, 2013
0.30	400,000	March 15, 2013
0.15	3,650,000	April 26, 2013
0.50	21,666,667	May 5, 2013

	44,315,695

The following were the Black-Scholes pricing model assumptions used to value the warrants issued:

	December 31, 2011	June 30, 2011

Risk-free interest rate	-	1.54%
Expected dividend yield	-	0.00%
Expected volatility	-	172%
Expected option life (in years)	-	2.00

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Unaudited Interim Financial Statements
For the six month period ended December 31, 2011
(Expressed in US Dollars)

11.	Loss Per Share

Basic and diluted loss per share is computed using the weighted average number of common stock outstanding.  Diluted EPS and the weighted average number of shares of common stock exclude all potentially dilutive shares since their effect is anti-dilutive.  As at December 31, 2011, there were a total of 63,520,695 (December 31, 2010: 46,210,667) potentially dilutive stock options and warrants outstanding.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements included in this Form 10-Q, including, without limitation, statements related to anticipated cash flow sources and uses, and words including but not limited to “anticipates”, “believes”, “plans”, “expects”, “future” and similar statements or expressions, identify forward looking statements. Examples of forward-looking statements include, but are not limited to:  (a) projections of our revenues, capital expenditures, growth, prospects, dividends, capital structure and other financial matters; (b) statements of our plans and objectives; (c) statements of our future economic performance; (d) statements of assumptions underlying other statements and statements about us and our business relating to the future; and (e) any statements using the words "believes," "budget," "target," "goal," "anticipate," "expect," "plan," "outlook," "objective," "may," "project," "intend," "estimate," or similar expressions. Any forward-looking statements herein are subject to certain risks and uncertainties in the business of Energizer Resources Inc. including but not limited to, planned capital expenditures, potential increases in prospective production costs, future cash flows and borrowings, pursuit of potential acquisition opportunities, the possibility that the industry may be subject to future regulatory or legislative actions (including additional taxes, changes in environmental regulation, changes in Madagascar French civil law and traditional Malagasy law,  and disclosure requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act), our financial position, business strategy and other plans, objectives for future operations, difficulties of hiring or retaining key personnel and any changes in current accounting rules, all of which may be beyond the control of our Company. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth therein.

Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the financial statements included herein.  Further, this quarterly report on Form 10-Q should be read in conjunction with the our Financial Statements and Notes to Financial Statements included in our fiscal 2011 Annual Report on Form 10-K for the year ended June 30, 2011, filed with the Securities and Exchange Commission on September 28, 2011.  Our actual results could differ materially from those anticipated by the forward-looking statements due to important factors and risks including, but not limited to, those set forth under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2011.

Our financial statements have been prepared in accordance with United States generally accepted accounting principles. We urge you to read this report in conjunction with the risk factors described herein.

BACKGROUND
Company Overview
Energizer Resources Inc. was incorporated in the State of Nevada with the name Uranium Star Corp on March 1, 2004 and reincorporated in the State of Minnesota on May 14, 2008. On December 16, 2009, our Company changed its name from Uranium Star Corp to Energizer Resources Inc.  Our fiscal year-end is June 30.

During fiscal 2008, our Company incorporated Energizer Resources (Mauritius) Ltd, a Mauritius subsidiary and Energizer Resources Madagascar Sarl, a Madagascar subsidiary.  During fiscal 2009, our Company incorporated THB Venture Ltd., a Mauritius subsidiary to hold the interest in Energizer Resources Minerals Sarl, a Madagascar subsidiary, which holds the Madagascar properties. During fiscal 2012, the Company incorporated Madagascar-ERG Joint Venture (Mauritius) Ltd, a Mauritius subsidiary and is in the process of incorporating ERG Madagascar Sarl, a Madagascar subsidiary.  ERG (Madagascar) Sarl will be 100% owned by Madagascar-ERG Joint Venture (Mauritius) Ltd which is owned 75% by Energizer Resources (Mauritius) Ltd.

We have not had any bankruptcy, receivership or similar proceeding since incorporation. Except as described below, there have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation.

Summary of Our Business
We are an exploration stage company engaged in the search for vanadium, graphite, uranium, gold and other minerals. We have an interest in properties located in the African country of Madagascar and Canada (Province of Québec).  None of the properties in which we hold an interest has known mineral reserves of any kind at this time.  As such, the work programs planned by us are exploratory in nature.

Our executive offices are currently located at 520–141 Adelaide Street West, Toronto, Ontario, Canada M5H 3L5. Our telephone number is (416) 364-4911.  We maintain a website at www.energizerresources.com (which website is expressly not incorporated by reference into this filing).  These offices are leased on a month-to-month basis, and our monthly rental payments are approximately CAD$5,000.

UNTIL WE CAN VALIDATE OTHERWISE, THE PROPERTIES OUTLINED BELOW HAVE NO KNOWN MINERAL RESERVES OF ANY KIND AND WE ARE PLANNING PROGRAMS THAT ARE EXPLORATORY IN NATURE.

Further details regarding our properties, although not incorporated by reference, including the comprehensive geological report prepared in compliance with Canada’s National Instrument 43-101 on our Company’s Green Giant Property (formerly the Three Horses Property in Madagascar) and our Segar property in Northern Quebec can be found on our Company’s website: www.energizerresources.com (which website is expressly not incorporated by reference into this filing) or in our Company’s filings on www.sedar.com (which website is expressly not incorporated by reference into this filing). The websites referred to above are expressly not incorporated by reference into this filing.

Properties
Madagascar Properties
Green Giant Property, Madagascar
On August 22, 2007, we acquired a 75% interest in approximately 225 sq. kilometres of mineral research permits in the District of Toliara, Madagascar. This interest is held by a limited liability company that was formed under the laws of Madagascar which held a 75% interest in the property.  The remaining 25% interest was held by Madagascar Minerals and Resources Sarl.  On July 9, 2009, our Company acquired the remaining 25% interest in the property.  We now hold a 100% interest in the property.

Joint Venture Ground, Madagascar
On December 14, 2011, as reported in our current report on Form 8-K, filed with the Securities and Exchange Commission on December 15, 2011, our Company entered into a Definitive Joint Venture Agreement (“JVA”) with Malagasy Minerals Limited (“Malagasy”) (Australian Stock Exchange: MGY (“MGY”)) to acquire a 75% interest to explore and develop a defined group of industrial minerals.  Our Company will manage the exploration operations for the industrial minerals on this ground.

Canadian Properties
Sagar Property – Romanet Horst, Labrador Trough, Québec, Canada
On May 2, 2006, we signed a letter of intent for an option to acquire a 75% interest in 200 claims located in northern Quebec, Canada.  The vendor had the right and option to sell the remaining 25% interest in the property.  This agreement was subject to a NSR (“net smelter return”).  The vendor had previously acquired a 100% interest in the property, subject to a 1% NSR on certain claims, and a 0.5% NSR on other claims.

Further details on exploration programs carried out on the properties can be found below.

Competitive Conditions in our Industry
The mineral exploration and mining industry is competitive in all phases of exploration, development and production. We compete with a number of other entities and individuals in the search for, and acquisition of, attractive mineral properties.  As a result of this competition, the majority of which is with companies with greater financial resources than us, our Company may not in the future be able to acquire attractive properties on terms it considers acceptable.  Furthermore, we  compete with other resource companies, many of whom have greater financial resources and/or more advanced properties that are better able to attract equity investments and other capital.  Factors beyond our control may affect the marketability of minerals mined or discovered by our Company.

Employees
As of December 31, 2011, we had nil total employees and nil full-time employees. We engage consultants to serve as officers and to perform professional, geological and administrative functions of our Company.

MADAGASCAR PROPERTIES

Green Giant Property Description and Location
The Green Giant Property is comprised of 6 mineral permits. The properties are located in the District of Toliara and are referenced as TN 12,306,P(R); TN 12,814, P(R); TN 12,887 P(R); TN 12,888 P(R); TN 13,020 P(R); TN 13,021 P(R) as issued by the Bureau de Cadastre Minier de Madagascar (“BCMM”) pursuant to the Mining Code 1999 (as amended) and its implementing decrees. The total land position is 225 sq. kilometers.  This property can be accessed by both air and road.

Joint Venture Property Description and Location
The Joint Venture Property is comprised of a portion of or all of 39 mineral permits. The properties are located in the District of Toliara and are referenced as TN 3,432,P(R); TN 5,394, P(R); TN 13,064 P(R); TN 13,811 P(R); TN 14,619 P(R); TN 14,620 P(R); TN 14,622 P(R); TN 14,623 P(R); TN 16,747 P(R); TN 16,753 P(R); TN 19,003 P(R); TN 19,851 P(R); TN 19,932 P(R); TN 19,934 P(R); TN 19,935 P(R); TN 21,059 P(R); TN 21,060 P(R); TN 21,061 P(R); TN 21,062 P(R); TN 21,063 P(R); TN 21,064 P(R); TN 24,864 P(R); TN 25,605 P(R); TN 25,606 P(R); TN 28,340 P(R); TN 28,346 P(R); TN 28,347 P(R); TN 28,348 P(R); TN 28,349 P(R); TN 28,352 P(R); TN 28,353 P(R); TN 29,020 P(R); TN 31,734 P(R); TN 31,735 P(R); TN 38,323 P(R); TN 38,324 P(R); TN 38,325 P(R); TN 38,392 P(R); and TN 38,469 P(R) as issued by the Bureau de Cadastre Minier de Madagascar (“BCMM”) pursuant to the Mining Code 1999 (as amended) and its implementing decrees.  The total land position is 827.7 sq. kilometers.  This property can be accessed by both air and road.

Agreements
Green Giant Property
On August 22, 2007, we entered into a joint venture agreement with Madagascar Minerals and Resources Sarl (“MMR” or “Madagascar Minerals”), a company incorporated under the laws of Madagascar.  The joint venture was operated through a Madagascar limited liability company in which our Company held 75% undivided interest and MMR held the remaining 25% undivided interest.

The consideration paid to MMR to acquire the 75% stake in the joint venture consisted of:  (i) cash consideration totaling $765,000; and (ii) the issuance of 1,250,000 of our common shares and 500,000 now expired common share purchase warrants.

On July 9, 2009, our Company entered into an agreement to acquire the remaining 25% interest of the Green Giant Property for $100,000.  On acquisition of the remaining 25%, the joint venture was terminated.  MMR retains a 2% NSR.  Our Company can acquire the NSR on this 25% interest portion at a price of $500,000 in cash or common shares for the first 1% and at a price of $1,000,000 in cash or common shares for the second 1% at our option.

Joint Venture Ground, Madagascar, Africa
On December 14, 2011, our Company entered into a Definitive Joint Venture Agreement (“JVA”) with MGY to acquire a 75% interest to explore and develop a defined group of industrial minerals (as noted below).  Malagasy retains a 25% interest in the exploration and development of the define group of industrial minerals.  The new land position covers an area totalling 2,119 research permits and 827.7 square kilometres.  This land portfolio is mainly adjacent to the south and east of the Green Giant Property.  Under the terms of the JVA, our Company paid MGY a total of $2,261,690  and issued 7,500,000 of our Company's shares.   MGY has a free carried interest until our Company delivers a Bankable Feasibility Study (“BFS”). Upon the delivery of a BFS, MGY will be required to contribute its 25% interest in the development and mining operations.   Should either party’s interest subsequently fall below a 10% interest, their position will be diluted to a 2% NSR.

The industrial minerals within the agreements are as follows:   Vanadium, Lithium, Aggregates, Alunite, Barite, Bentonite, Vermiculite, Carbonatites, Corundum, Dimensional stone (excluding labradorite), Feldspar (excluding labradorite), Fluorspar, Granite, Graphite, Gypsum, Kaolin, Kyanite, Limestone/Dolomite, Marble, Mica, Olivine, Perlite, Phosphate, Potash –Potassium minerals, Pumice Quartz, Staurolite, Zeolites.

During January 2012, our Company signed a formal agreement with South Africa's DRA Mineral Projects is a world-leading process engineering and mining project development management firm, for the development of our projects in Madagascar.  Specific focus will be on the development of vanadium and graphite minerals.  This partnership provides our Company the ability to both build and manage a mining operation.

Madagascar Historical Exploration Programs
The Green Giant Property displays extensive gossans outcroppings at surface.  An examination of part of this property revealed several large areas covered with gossanous boulders, which are believed to overlie massive sulphide mineralization.  Phases of the exploration projects have been managed by Craig Scherba, one of our Company’s outside consultant geologists.

We conducted a first phase of exploration from September to November 2007 that included the following activities:
•	Stream Sediment sampling of all stream on the property area
•	Detailed Geological mapping over selected startigraphic horizons
•	Reconnaissance geological mapping over the entire property
•	Soil sampling over selected target areas
•	Prospecting over selected target areas.
•	Limited trenching over selected targets
•	Construction of a cinder block base camp
•	Construction of a one kilometer long surfaced airstrip
•	Repair and surfacing of the access road from base camp to the airstrip
•	Airborne geophysical surveying conducted by Fugro Airborne Surveys Ltd

During March 2008 to June 2008, a full field exploration program following up on the airborne geophysical survey and results of the 2007 exploration program was implemented.  This exploration consisted of the following:
•	Infill stream sediment sampling
•	Detailed Geological mapping over selected stratigraphic horizons
•	Prospecting over selected target areas
•	Grid emplacement over selected target areas
•	Ground-based magnetometer and frequency domain EM surveys
•	Soil sampling over selected target areas

After reviewing the analytical data from the March 2008 to June 2008 program, additional exploration was conducted from July 2008 to September 2008 in preparation for a drill program.  This exploration consisted of the following:
•	Infill stream sediment sampling
•	Detailed geological mapping over selected stratigraphic horizons
•	Prospecting over selected target areas with the aid of a mobile XRF analyzer

Based on compiled analytical results obtained from the various exploration programs, a drill program was initiated on the property from September 2008 to November 2008. This exploration program consisted of the following:
•	Prospecting over selected target areas with the aid of a mobile XRF analyzer
•	Ground-based scintillometer surveying over selected target areas
•	Diamond drilling of 31 holes over 4,073 meters

Based on positive early indications of the presence of potentially economic grades and volumes of vanadium on the property, another exploration program was initiated on the Green Giant Property during the spring of 2009.  The program (completed between April 2009 and July 2009) consisted of an extensive X-Ray Fluorescence analysis (XRF) soil sampling program coupled with mechanical trenching and scintillometer surveys over known areas of vanadium enrichment and new areas, defined by the soil XRF survey.

The discovery of potentially significant vanadium mineralization from prior programs resulted in the initiation of resource delineation drill program during September 2009 to December 2009. This program consisted of the following:
•	XRF soil sample analyses (8,490 samples) on lines 200 meters apart and covering 18 kilometre strike length
•	Scintillometer surveying (112 line kilometres) on lines 200 meters apart over an 18 kilometre strike length
•	Trenching (140 trenches for 17,105 meters)
•	Diamond drilling of 54 diamond drill holes over 8,931 meters
•

The exploration programs to date resulted in the delineation of two vanadium pentoxide (V2O5) deposits (named the Jaky and Manga), characterized by two separate categories:  oxide and primary. Within the oxide and primary zone of the Jaky and Manga deposits, the total indicated resources was calculated to be 21.74 Mt at 0.759% V2O5 containing 363.8 Mlb of vanadium pentoxide.  The total inferred resources was calculated to be 4.15 Mt at a grade of 0.655% V2O5 containing 59.8 Mlb of vanadium pentoxide.

Based on these results, we conducted an additional exploration program on the property from April 2010 to July 2010. This program consisted of the following activities:
•	Diamond drilling of 46 diamond drill holes over 8,952 meters
•	Prospecting over selected target areas with the aid of a mobile XRF analyzer (20 grab samples)
•	Geologic mapping over the Manga and Mainty deposits at 1:5000 scale
•	ERT ground geophysical survey (5.64 km)
•	MAG ground geophysical survey (169.53 km)
•	Gradient Array EM ground geophysical survey (128.82 km)

In 2011, the identification of graphite as a potential credit to our Company’s NI 43-101 compliant vanadium resources in the Manga, Jaky and Mainty zones led our Company’s geologists to conduct a reconnaissance exploration program (Phase I program) on the properties in September, 2011.  The goal of this exploration program was to delineate new graphitic trends, and compare them to those associated with vanadium mineralization. This program consisted of the following activities:
•	Diamond drilling of 10 holes over 1,157.5 meters
•	Trenching (16 trenches for 1,912 meters)
•	Prospecting over selected target areas

An additional reconnaissance exploration program was conducted from November 2011 to December, 2011 (Phase II program). The purpose of this program was to ascertain the industrial mineral potential on the Joint Venture Property, in addition to further drill testing of graphitic trends on the Green Giant Property in advance of Madagascar’s rainy season. This program consisted of the following activities:
•	Diamond drilling of 20 holes over 2,842 meters
•	Prospecting over selected target areas
•	EM31 ground geophysical survey over selected target areas (160.5 km)

2008 Diamond Drilling Program
Diamond drilling completed in 2008 on the Green Giant Property tested a series of gossans and EM conductors, however no Volcanic Massive Sulphide (VMS) mineralization of significance was encountered.  Drilling did confirm the presence of a series of mineral occurrences highly enriched in vanadium and a number of associated anomalous elements, which were first seen in stream sediment sampling programs.  Due to this unexpected result, the focus of exploration shifted to vanadium mineralization part way through the 2008 drill program.

Composited Vanadium Mineralization in 2008 Drill Holes
Hole	Depth in Meters			V2O5
	From	To	Interval	%
TH-08-01	103.6	115.8	12.2	0.39
TH-08-02	42.7	109.7	36.6	0.27
incl.	100.6	109.7	9.1	0.36
TH-08-07	27.4	54.9	27.4	0.23
TH-08-11	33.5	39.6	6.1	0.41
TH-08-11	57.9	76.2	18.3	0.37
TH-08-12	30.6	114.3	83.7	0.37
incl.	45.7	61.0	15.2	0.40
incl.	86.9	109.7	22.9	0.47
TH-08-13	38.5	141.7	103.2	0.32
incl.	76.2	141.7	65.5	0.36
incl.	112.8	141.7	27.4	0.45
TH-08-14	12.2	109.7	97.5	0.35
incl.	76.2	91.4	15.2	0.66
TH-08-24	4.6	82.3	77.7	0.67
incl.	12.2	61.0	45.7	0.91
TH-08-25	18.3	48.8	30.5	0.32
TH-08-25	100.6	103.6	3.0	0.47
TH-08-26	9.1	36.6	27.4	0.41
incl.	18.3	27.4	9.0	0.76
TH-08-26	67.1	73.2	6.1	0.53
TH-08-27	9.1	97.5	88.4	0.30
incl.	18.3	29.0	10.7	0.88
TH-08-27	146.3	153.9	6.0	0.50
TH-08-31	15.2	51.8	36.6	0.38
incl.	36.6	48.8	12.2	0.56

**Average of Drill Intercepts - 43.9m @ 0.36% V2O5

The serendipitous discovery of potentially economic vanadium mineralization on the property changed the course of the 2008 diamond-drilling program.  Through a combination of prospecting, ground based scintillometer surveying, and analysis of airborne radiometrics, five vanadium-bearing trends were identified over the course of the 2008 exploration program.

Vanadium-Bearing Trends
After reviewing the analytical results from the spring 2009 exploration program, an additional exploration program was carried out between September and December 2009.  This exploration program involved mechanical trenching, diamond drilling with accompanying lithological, structural and geotechnical logging, specific gravity determination, point load tests and metallurgical sampling.

The primary aim of the September to December 2009 drill program was to delineate reserves at the Jaky and Manga targets.  A total of 8,931 meters (4,509 meters in 30 drill holes at the Jaky target and 4,422 meters in 24 drill holes at the Manga target) of diamond drilling was completed.  Selected drill holes were oriented with point load test and orientation measurements recorded.

Composited Vanadium Mineralization in 2009 Drill Holes

DDH ID		From (m)	To (m)	V2O5 (%)	Interval (m)
J-01		1.50	25.50	0.65	24.00
J-01		25.5	28.10	0.45	2.60
J-01		28.10	37.50	0.17	9.40
J-01		37.50	42.00	0.40	4.50
J-01		42.00	60.00	0.20	18.00
J-01		60.00	90.00	0.75	30.00
J-01		90.00	97.50	0.36	7.50
J-01		97.50	103.50	0.16	6.00
J-01		111.00	126.00	0.17	15.00
J-01		132.00	136.50	0.32	4.50
J-02		1.80	17.00	0.46	15.20
J-02		17.00	24.50	1.06	7.50
J-02		24.50	38.00	0.37	13.50
J-02		38.00	51.50	0.96	13.50
J-02		51.50	68.00	0.20	16.50
J-02		68.00	69.50	0.64	1.50
J-02		69.50	77.00	0.28	7.50
J-02		86.00	89.00	0.36	3.00
J-03		1.50	22.50	0.57	21.00
J-03	incl.	1.50	9.00	0.65	7.50
J-03	incl.	9.00	16.50	0.44	7.50
J-03	incl.	16.50	22.50	0.65	6.00
J-03		22.50	42.00	0.27	19.50
J-03		42.00	78.00	1.00	36.00
J-03		78.00	93.00	0.15	15.00
J-03		93.00	99.00	0.53	6.00
J-03		99.00	102.00	0.20	3.00
J-04		9.00	23.90	0.22	14.90
J-04		23.90	39.10	0.59	15.20
J-04	incl.	27.00	30.50	0.80	3.50
J-04		39.10	76.50	0.24	37.40
J-04		76.50	85.50	0.57	9.00
J-04		85.50	94.50	0.14	9.00
J-04		94.50	103.50	0.41	9.00
J-04		103.50	109.50	0.19	6.00
J-04		119.50	150.00	0.15	30.50
J-04		150.00	153.00	0.82	3.00
J-04		153.00	168.00	0.19	15.00
J-04		196.50	204.00	0.29	7.50
J-04		214.50	219.00	0.40	4.50
J-05		1.50	9.00	0.83	7.50
J-05		9.00	39.00	0.30	30.00
J-05		39.00	75.00	0.79	36.00
J-05	incl.	39.00	45.00	0.91	6.00

J-05	incl.	45.00	55.50	0.70	10.50
J-05	incl.	55.50	73.50	0.89	18.00
J-05	incl.	73.50	75.00	0.50	1.50
J-05		75.00	91.50	0.14	16.50
J-05		91.50	97.50	0.52	6.00
J-05		97.50	115.00	0.17	17.50
J-06		0.00	7.50	0.44	7.50
J-06		7.50	19.50	1.36	12.00
J-06		19.50	33.70	0.45	14.20
J-06		33.70	46.70	0.94	13.00
J-06		46.70	84.00	0.23	37.30
J-07		14.00	170.00	0.18	156.00
J-07		212.00	218.00	0.31	6.00
J-07		231.50	237.50	0.30	6.00
J-08		2.00	8.00	0.41	6.00
J-08		8.00	45.00	0.25	37.00
J-08		45.00	56.00	0.49	11.00
J-08		56.00	68.00	0.82	12.00
J-08		68.00	77.00	0.52	9.00
J-08		77.00	86.50	0.17	9.50
J-09		1.50	6.00	0.27	4.50
J-09		6.00	49.50	1.00	43.50
J-09		49.50	52.50	0.55	3.00
J-09		52.50	66.00	0.14	13.50
J-09		66.00	72.00	0.48	6.00
J-09		72.00	93.00	0.17	21.00
J-10		2.00	5.00	0.36	3.00
J-10		5.00	18.50	0.81	13.50
J-10		18.50	26.00	0.44	7.50
J-10		26.00	47.00	0.26	21.00
J-10		47.00	77.00	0.79	30.00
J-10		77.00	81.50	0.36	4.50
J-10		81.50	89.00	0.17	7.50
J-10		101.00	105.50	0.16	4.50
J-10		105.50	108.50	0.53	3.00
J-10		108.50	120.50	0.15	12.00
J-10		120.50	126.50	0.41	6.00
J-11		126.50	138.50	0.16	12.00
J-11		138.50	141.50	0.57	3.00
J-11		141.50	153.50	0.17	12.00
J-12		0.50	31.50	0.22	31.00
J-12		31.50	45.00	0.41	13.50
J-12		45.00	54.00	0.73	9.00
J-12		54.00	66.00	0.30	12.00
J-12		66.00	94.50	0.14	28.50
J-12		106.50	109.50	0.51	3.00
J-13		1.60	16.50	0.71	14.90

J-13		16.50	37.50	0.97	21.00
J-13		37.50	57.00	0.20	19.50
J-13		57.00	63.00	0.45	6.00
J-13		63.00	85.50	0.16	22.50
J-14		40.50	70.70	0.17	30.20
J-14		79.50	97.50	0.10	18.00
J-14		120.00	153.00	0.22	33.00
J-14		153.00	156.00	0.62	3.00
J-14		156.00	159.00	0.29	3.00
J-14		159.00	169.50	0.15	10.50
J-15		0.20	3.00	0.35	2.80
J-15		3.00	69.00	0.17	66.00
J-15		87.00	115.50	0.16	28.50
J-15		115.50	118.50	0.60	3.00
J-16		0.00	14.00	0.45	14.00
J-16		14.00	30.50	0.83	16.50
J-16		30.50	38.00	0.48	7.50
J-16		38.00	45.50	0.20	7.50
J-16		51.50	56.00	0.12	4.50
J-16		56.00	60.50	0.49	4.50
J-16		60.50	63.50	0.18	3.00
J-17		2.00	6.50	0.19	4.50
J-17		6.50	11.00	0.42	4.50
J-17		11.00	23.00	0.93	12.00
J-17		23.00	39.50	0.19	16.50
J-17		39.50	45.50	0.48	6.00
J-17		45.50	62.00	0.16	16.50
J-18		1.50	6.50	0.37	5.00
J-18		6.50	20.00	0.21	13.50
J-18		20.00	24.50	0.54	4.50
J-19		36.50	62.00	0.19	25.50
J-19		81.90	86.00	0.34	4.10
J-19		86.00	113.00	0.13	27.00
J-19		113.00	117.50	0.62	4.50
J-20		0.50	8.00	0.30	7.50
J-20		8.00	27.50	0.50	19.50
J-20		27.50	42.50	0.23	15.00
J-20		50.00	53.00	0.13	3.00
J-20		53.00	57.50	0.48	4.50
J-20		57.50	78.50	0.16	21.00
J-21		6.5	11.00	0.32	4.50
J-21		11.00	26.00	0.73	15.00
J-21		26.00	39.50	0.18	13.50
J-21		39.50	44.00	0.5	4.50
J-21		44.00	59.00	0.16	15.00
J-22		117.50	153.50	0.31	36.00
J-22	incl.	141.50	146.00	0.54	4.50

J-22		153.50	164.00	0.66	10.50
J-22		164.00	170.00	0.12	6.00
J-22		170.00	174.50	0.42	4.50
J-23		2	42.50	0.15	40.50
J-23		93.5	113.00	0.16	19.50
J-23		113.00	117.50	0.54	4.50
J-23		117.50	121.80	0.21	4.30
J-24		0.7	3.5	0.22	2.80
J-24		3.5	14	0.34	10.50
J-24		14	27.5	0.21	13.50
J-24		38	41	0.17	3.00
J-24		41	47	0.54	6.00
J-24		47	69.5	0.16	22.50
J-25		2	12.5	0.33	10.50
J-25		23	33.5	0.23	10.50
J-26		27.50	41.00	0.35	13.50
J-26		41.00	53.00	0.74	12.00
J-26		53.00	59.00	0.41	6.00
J-26		59.00	90.50	0.18	31.50
J-26		90.50	117.50	0.40	27.00
J-26		117.50	122.00	0.16	4.50
J-26		134.00	162.50	0.15	28.50
J-26		162.50	168.50	0.51	6.00
J-27		125.00	138.50	0.24	13.50
J-27		138.50	162.50	0.53	24.00
J-27	incl.	138.50	144.50	0.63	6.00
J-27	incl.	144.50	150.50	0.32	6.00
J-27	incl.	150.50	159.50	0.65	9.00
J-27	incl.	159.50	162.50	0.42	3.00
J-27		162.50	170.00	0.17	7.50
J-27		170.00	176.25	0.32	6.25
J-27		176.25	186.50	0.19	10.25
J-27	incl.	183.50	186.50	0.42	3.00
J-MET-01		2.50	5.50	0.43	3.00
J-MET-01		5.50	59.50	1.12	54.00
J-MET-01		59.50	64.00	0.51	4.50
J-MET-01		64.00	74.50	0.18	10.50
J-MET-02		2.50	10.00	1.11	7.50
J-MET-02		10.00	16.00	0.51	6.00
J-MET-02		16.00	23.50	0.18	7.50
J-MET-02		23.50	41.50	0.70	18.00
J-MET-02		41.50	64.00	0.22	22.50
J-MET-02		76.00	83.50	0.36	7.50
J-MET-02		83.50	121.00	0.17	37.50
J-MET-02		121.00	124.00	0.93	3.00
J-MET-02		124.00	133.00	0.26	9.00
J-MET-03		1.50	27.00	0.45	25.50

J-MET-03		27.00	78.00	0.80	51.00
J-MET-03		78.00	88.50	0.46	10.50
J-MET-03		88.50	96.00	0.17	7.50
M-11		7.00	38.00	0.22	31.00
M-11		38.00	57.50	0.58	19.50
M-12		3.50	20.00	0.47	16.50
M-12	incl.	3.50	9.50	0.64	6.00
M-12	incl.	9.50	20.00	0.37	10.50
M-13		123.00	132.50	0.18	9.50
M-13		132.50	144.00	0.40	11.50
M-13		144.00	153.00	0.17	9.00
M-13		153.00	156.00	0.57	3.00
M-13		156.00	166.50	0.81	10.50
M-13		166.50	175.50	0.36	9.00
M-14		1.50	4.50	0.27	3.00
M-14		4.50	21.00	0.70	16.50
M-14		21.00	30.00	0.33	9.00
M-14		30.00	100.50	0.74	70.50
M-14	incl.	30.00	39.00	0.54	9.00
M-14	incl.	39.00	49.50	0.82	10.50
M-14	incl.	49.50	55.50	0.59	6.00
M-14	incl.	55.50	66.00	0.71	10.50
M-14	incl.	66.00	100.50	0.79	34.50
M-14		100.50	112.50	0.30	12.00
M-15		3.50	26.00	0.72	22.50
M-15	incl.	3.50	12.00	0.60	8.50
M-15	incl.	12.00	26.00	0.81	14.00
M-15		26.00	47.00	0.38	21.00
M-16		66.5	74.7	0.18	8.20
M-16		74.7	81.5	0.64	6.80
M-16		81.5	89	0.33	7.50
M-16		89.00	180.50	0.80	91.50
M-16		180.50	191.00	0.29	10.50
M-17		3.40	12.50	0.20	9.10
M-17		12.50	29.00	0.45	16.50
M-17		29.00	113.00	0.97	84.00
M-17	incl.	29.00	44.00	0.77	15.00
M-17	incl.	44.00	113.00	1.01	69.00
M-17	incl.	102.50	111.50	1.45	9.00
M-17		113.00	121.10	0.18	8.10
M-17		121.10	126.50	0.36	5.40
M-18		4.10	41.00	0.71	36.90
M-18	incl.	4.10	15.50	0.67	11.40
M-18	incl.	15.50	32.00	0.81	16.50
M-18	incl.	32.00	41.00	0.59	9.00
M-18		41.00	57.50	0.41	16.50
M-18	incl.	44.00	57.50	0.45	13.50

M-18		57.00	77.00	0.13	20.00
M-19		60.50	69.50	0.36	9.00
M-19		69.50	156.50	0.94	87.00
M-19	incl.	134.00	156.50	1.23	22.50
M-19		156.50	174.50	0.33	18.00
M-19		156.50	174.50	0.33	18.00
M-20		5.00	90.50	0.98	85.50
M-20	incl.	5.00	30.50	0.65	25.50
M-20	incl.	30.50	42.50	0.42	12.00
M-20	incl.	42.50	75.50	1.55	33.00
M-20	incl.	75.50	83.00	0.33	7.50
M-20	incl.	83.00	90.50	0.97	7.50
M-20		90.50	105.50	0.36	15.00
M-21		3.50	18.50	0.42	15.00
M-21		18.50	36.50	0.26	18.00
M-22		68.00	69.50	0.17	1.50
M-22		69.50	153.50	0.84	84.00
M-22	incl.	69.50	95.00	0.85	25.50
M-22	incl.	83.00	92.00	1.10	9.00
M-22	incl.	95.00	108.50	0.34	13.50
M-22	incl.	108.50	126.50	1.41	18.00
M-22	incl.	126.50	134.00	0.46	7.50
M-22	incl.	134.00	143.00	1.17	9.00
M-22	incl.	143.00	153.50	0.52	10.50
M-22		153.50	164.00	0.34	10.50
M-22		164.00	168.50	0.14	4.50
M-23		1.70	8.00	0.34	6.30
M-23		8.00	30.50	0.73	22.50
M-23		30.50	38.00	0.30	7.50
M-23		38.00	68.70	0.45	30.70
M-23		68.70	77.00	0.95	8.30
M-23		77.00	95.00	0.40	18.00
M-24		12.50	35.00	0.31	22.50
M-25		108.50	111.50	0.33	3.00
M-25		111.50	123.50	0.80	12.00
M-25		123.50	137.00	0.61	13.50
M-26		48.50	77.00	0.82	28.50
M-26	incl.	48.50	54.30	0.54	5.80
M-26	incl.	54.30	74.00	0.94	19.70
M-26	incl.	74.00	77.00	0.55	3.00
M-26		77.00	110.00	0.33	33.00
M-26		110.00	114.50	0.68	4.50
M-26		114.50	132.50	0.30	18.00
M-27		2.00	14.00	0.70	12.00
M-27		14.00	35.00	0.35	21.00
M-37		132.50	233.00	0.86	100.50
M-37	incl.	132.50	141.50	0.60	9.00

M-37	incl.	141.50	159.50	0.90	18.00
M-37	incl.	159.50	164.00	0.58	4.50
M-37	incl.	164.00	219.50	0.98	55.50
M-37	incl.	192.50	215.00	1.11	22.50
M-37	incl.	219.50	224.00	0.46	4.50
M-37	incl.	224.00	227.00	1.04	3.00
M-37	incl.	227.00	233.00	0.46	6.00
M-38		198.50	215.00	0.19	16.50
M-38		215.00	237.50	0.85	22.50
M-38		237.50	245.00	0.26	7.50
M-39		132.50	135.50	0.15	3.00
M-39		135.50	141.50	0.56	6.00
M-39		141.50	147.50	0.29	6.00
M-39		200.00	208.80	0.17	8.80
M-39		208.50	212.00	0.37	3.50
M-39		212.00	215.00	0.68	3.00
M-39		215.00	224.00	0.40	9.00
M-39		224.00	229.50	0.09	5.50
M-39		229.50	249.50	0.79	20.00
M-39	incl.	229.50	233.00	0.62	3.50
M-39	incl.	233.00	249.50	0.84	16.50
M-39	incl.	233.00	237.50	0.99	4.50
M-39	incl.	237.50	240.50	0.42	3.00
M-39	incl.	240.50	249.50	0.90	9.00
M-39		249.50	258.50	0.28	9.00
M-40		215.00	218.00	0.83	3.00
M-40		218.00	224.00	0.35	6.00
M-41		104.00	117.50	0.27	13.50
M-41		117.50	212.00	0.87	94.50
M-41	incl.	153.50	161.00	1.06	7.50
M-41	incl.	188.00	210.00	1.05	22.00
M-41		212.00	216.50	0.41	4.50
M-41		216.50	219.50	0.98	3.00
M-41		219.50	224.00	0.41	4.50
M-42		182.00	190.00	0.38	8.00
M-42		195.50	206.00	0.23	10.50
M-42		206.00	291.50	0.71	85.50
M-42		291.50	294.50	0.30	3.00

Analytical results from the 2009 exploration program were provided to AGP Mining Consultants (“AGP”), a consulting engineering firm, in order to calculate a vanadium pentoxide resource.  Based on the favourable resource calculation results, our Company conducted additional drilling between April 2010 and July, 2010. This program involved diamond drilling with accompanying lithological, structural and geotechnical logging, specific gravity determination, point load tests and metallurgical sampling.  The primary aim of this drilling was to delineate additional reserves at the Jaky and Manga targets, as well as targeting an additional target, the Mainty. A total of 8,952 meters of diamond drilling was completed in 46 holes.  Selected drill holes were oriented with point load test and orientation measurements recorded.

Drill hole results from the exploration program completed through April 2010 to July 2010 are as follows:

INTERVAL					INCLUDING
Hole ID	V205 Grade	From (m)	To (m)	Interval (m)	V205	From (m)	To (m)	Interval (m)
K-01	0.559	92	95	3	-	-	-	-
K-01	0.523	99.5	113	13.5	-	-	-	-
K-01	0.59	140	155	15	0.647	143	152	9
K-02	0.522	180.5	204.5	24	0.645	185	192.5	7.5
K-03	0.616	93.5	135.56	42.06	-	-	-	-
K-03	0.628	138.5	150.5	12	0.74	140	144.5	4.5
K-04	0.514	141.5	189.5	48	0.612	149	159.77	10.77
K-04	-	-	-	-	0.683	164.18	167	2.82
K-05	0.588	45.5	104	58.5	0.61	48.5	89	40.5
K-06	0.577	108.5	139.75	31.25	0.611	113	134	21
K-06	0.519	189.52	194	4.48	-	-	-	-
K-07	0.58	161	258.5	97.5	0.714	174.5	213.5	39
K-08	0.527	92.26	100.5	8.24	-	-	-	-
K-09	0.555	132.5	230	97.5	0.606	144.5	195.5	51
K-09	-	-	-	-	0.643	203	230	27
K-13	0.562	125	181.47	56.47	0.606	135.5	181.47	45.97
M-05	0.572	50	90.5	40.5	0.705	51.5	62	10.5
M-05	-	-	-	-	0.661	78.5	90.5	12
M-44	0.686	75.5	87.5	12	0.974	80	83	3
M-48	0.692	50	62	12	0.864	51.5	59	7.5
M-49	0.734	192.5	200	7.5	1.036	194	197	3
M-53	0.711	71	86	15	0.946	72.5	80	7.5
M-53	0.616	99.5	102.5	3	-	-	-	-
M-54	0.528	134	147.5	13.5	0.749	134	137	3
M-55	0.602	102.5	108.5	6	0.88	104	107	3
M-55	0.548	116	137	21	-	-	-	-
M-55	0.521	147.5	155	7.5	-	-	-	-
M-56	0.726	163.5	178.5	15	0.801	168	177	9
M-56	0.711	180	244.5	64.5	0.983	223.5	234	10.5
M-57	0.621	24.5	63.5	39	0.948	44	48.5	4.5
M-58	0.783	161	185	24	0.945	171.5	180.5	9
M-59	0.844	81.5	102.5	21	0.981	90.5	101	10.5
M-60	0.751	210.5	219.5	9	-	-	-	-
M-60	0.773	231.5	236	4.5	-	-	-	-
M-62	0.706	51.5	84.5	33	0.991	65	69.5	4.5
M-62	-	-	-	-	1.057	80	83	3
M-65	0.736	50	60.5	10.5	-	-	-	-
M-65	0.531	101	108.5	7.5	-	-	-	-
M-71	0.725	188	273.5	85.5	0.923	192.5	198.5	6
M-71	-	-	-	-	1.2	221	234.5	13.5

M-71	-	-	-	-	0.922	245.64	260	14.36
M-72	0.594	53	66.5	13.5	0.838	54.5	59	4.5
M-73	0.611	51.5	63.5	12	0.714	53	60.5	7.5
M-74	0.667	51.5	66.5	15	0.874	53	60.5	7.5
M-74	0.505	95	101	6	-	-	-	-
M-75	0.516	30.17	33.5	3.33	-	-	-	-
M-75	0.618	45.5	77	31.5	0.922	54.5	66.5	12
M-76	0.53	54.5	69.5	15	-	-	-	-
M-82	0.533	119	126.5	7.5	-	-	-	-
M-83	0.66	45.5	71	25.5	1.073	56	63.5	7.5
M-84	0.564	149.75	162.5	12.75	-	-	-	-
M-85	0.609	96.5	108.5	12	-	-	-	-
M-85	0.657	113	131	18	0.859	122	126.5	4.5
M-86	0.65	155	191	36	-	-	-	-
M-87	0.749	185	283.5	98.5	0.801	195.5	270.5	75
M-88	0.64	206	249.5	43.5	0.731	221	245	24
M-88	0.608	266	276.5	10.5	-	-	-	-
M-88	0.688	284	306.5	22.5	0.823	297.5	305	7.5
M-89	0.846	240.4	312.5	72.1	0.912	252.5	294.5	42
M-89	-	-	-	-	1.043	306.5	311	4.5
M-91a	0.875	243.5	303.5	60	0.939	282.5	303.5	21
MM-01	0.911	2.5	156.5	154	1.166	71	155	84
MM-01	-	-	-	-	1.343	74	86	12
MM-01	-	-	-	-	1.327	102.5	126.5	24

All drill core assays have been received and AGP was retained to undertake a resource calculation update for the Manga and Jaky Zones, as well as a new resource estimate for the Mainty Zone.

Metallurgy
Various metallurgical scoping test programs have been completed since 2009, covering physical and chemical pre-concentration processes, acid and alkaline leaching (atmospheric and pressure), alkaline salt roasting and high definition mineralogical characterisation.  Mineralogical characterisation of several silicate samples has revealed a unique deportment of vanadium on the Green Giant Property.  Vanadium bearing minerals include clays, micas, oxides, and sulphides.  The vanadium deportment for three recent silicate composites is summarized below.

Vanadium Deportment, Mass % - Summary
Mineral	HMC (%)	MPC (%)	Silicate (%)
Other	0.0	0.1	0.1
Rutile	1.7	1.3	2.0
Pyrrhotite	0.4	2.0	0.5
Other Micas/Clays	0.7	4.0	3.0
Sillimanite	1.3	0.2	0.0
Cordierite	3.0	5.1	4.2
Phlogophite (low-V)	53.5	5.0	5.8
Phlogophite (high-V)	26.1	19.5	26.1
Roscoelite	14.5	11.1	15.0
V-Phosphate	0.7	0.0	0
V-Oxides	28.6	22.6	18.6
V-Fe Sulphide	17.4	29.2	24.6

Vanadium is spread across a range of mineral types, but is primarily found in Phlogophite (of various V tenors) Oxides and sulphides.  Gangue minerals of note include quartz (generally 30-40% of sample mass) K-feldspar (10% of sample mass) and graphite (<10% of sample mass).  Similar work completed in 2009 suggests that the oxide zone differs mineralogically in that a greater percentage of vanadium occurs in oxide minerals, with less in clays/micas and none in sulphides.

Leaching with sulphuric acid can achieve high vanadium extractions (up to 77%), but always at the expense of acid consumption and leach liquor quality.  Acid consumptions have varied, but have generally been in the 3 to 500 kg/t range.  The vigorous co-extraction of elements such as aluminum, magnesium, and iron is considered detrimental to downstream processes, and is also believed to be responsible for the high acid consumption.

Leaching with alkaline lixiviants such as soda ash (Na2CO3) and caustic soda (NaOH) has historically not resulted in high vanadium extractions.  Pressure leaching with soda ash (Phase 2) resulted in 30% to 40% vanadium extraction, which although lower than the acid-based leach results, was significantly higher than atmospheric alkaline leach extractions.  The more selective alkaline lixiviants provide much cleaner leach liquors, with minimal co-extraction of problematic elements.

Early Phase 3 alkaline pressure leach tests observed an excess of micaceous material in leach residues, and it was postulated that the vanadium-bearing micas (phlogophite) might be more resistant to alkaline leaching.  An oxidative pre-roast was introduced to the treatment process, with a resultant 25% increase in vanadium extraction rate.  Comparing leach residues, the micaceous material was no longer present after pre-roasting.  Further work is recommended to optimize conditions, but the most encouraging extraction results to date have been achieved on pre-roasted samples, using concentrated soda ash as a lixiviant at high temperature.

Phase 3 Alkaline Leach Results – Summary
PL	V205 Extraction	Roasting	Grind K80	Feed % Solids	Na2CO3 Kg/t	Na2CO3 g/L	0C	Hours
10	80.6	Pre-roast – 1,000 0C / 3 h	105	10	n/r	100	240	4
11	82.0	Pre-roast – 1,100 0C / 3 h	105	10	n/r	100	240	4
18	75.3	Pre-roast – 1,000 0C / 3 h	105	10	147	50	220	4
20	64.0	Pre-roast – 1,100 0C / 3 h	105	30	71	50	220	4

As the project continues to develop, further scoping work is essential to allow optimization of the roast and leach conditions for both silicate and oxide samples from all zones.  The metallurgical processes tested would undoubtedly benefit from higher head grades.  It is therefore important that future metallurgical programs assess the influence of higher feed vanadium concentrations.

Resource Calculations
During November 2010, AGP estimated the mineral resources for the Green Giant Property.  The mineral deposits on the property have been divided into three separate zones, which are referred to as the Jaky, Manga, and Mainty deposits.  This mineral resource estimate utilized approximately 18,832 m of diamond drill hole data from the 2008, 2009, and 2010 drill program and was supplemented by approximately 5,928 m of trench data from the 2008 and 2009 exploration programs.  No additional work was carried out on the Jaky deposit;  therefore, the resources are merely restated from the NI43-101 report dated June 18, 2010.

The Jaky, Manga, and Mainty resource estimate is comprised of indicated and inferred resources reported as vanadium pentoxide mineralization at a base case cut-off grade of 0.5% V2O5.  The method employed to select the base case cut-off grade was to consider the mineralogical characteristic, envisioned mining methods and comparable vanadium projects worldwide.  Further work is required to more accurately determine the optimum economic cut-off grade, and this is recommended as part of the Preliminary Economic Assessment.

The vanadium deposits on the Green Giant Property are split into two separate categories: oxide and primary.  The following resource values were determined at a 0.5% V2O5 cut-off.  Within the oxide and primary zones of the Jaky, Manga, and Mainty deposits, the total Indicated resource is 49.5 Mt at 0.693% V2O5, containing 756.3 Mlb of vanadium pentoxide.  The total Inferred resource is 9.7 Mt at a grade of 0.632% V2O5, containing 134.5 Mlb of vanadium pentoxide.  Since no additional work was conducted, mineral resources at the property were classified using logic consistent with the CIM definitions referred to in NI 43-101 guidelines.  This independent mineral resource estimate and review conducted by AGP supports the disclosure by our Company of the mineral resource statement for the Jaky, Manga, and Mainty deposit dated November 30, 2010.

2011 Phase I Exploration
The mineralization delineated in our Company’s NI43-101 compliant vanadium resource was found in two types of rocks, silicates and oxides. Petrographic descriptions undertaken on thin sections of selected rocks submitted for metallurgical analysis to Mintek labs of South Africa, identified 17.17% modal graphite from the silicate composite and 15.87% modal graphite from the oxide composite samples.

Three additional composite samples were submitted to Mintek at the conclusion of the 2010 exploration program. The QEMSCAN1 analysis of these head samples quantified a graphite composition of 4.09%, while the head chemical analysis quantified a graphitic carbon content of 3.87%.

The identification of graphite as a potential credit to our Company’s NI 43-101 compliant vanadium resources led our Company’s geologists to conduct a reconnaissance exploration program (Phase I program) on the Green Giant Property in September, 2011, with the goal of delineating new graphitic trends, and comparing them to those associated with vanadium mineralization.

During the course of the Phase I program, surficial graphitic trends were identified on the Green Giant Property.  These graphite trends were visually determined to be of both higher carbon content, and larger flake size than those associated with the NI 43-101 compliant vanadium resource mineralization.  Based on these field observations, our Company initiated an exploration program which included 10 diamond drill holes (totaling 1,157.5 meters), 16 trenches (totaling 2,842 meters), and 132 grab samples collected over two newly identified prospective graphitic units, named the Fondrana and Fotsy zones, bringing the total number of Graphite Zones on the Property to 5.

1 For the QEMSCAN analysis, graphite impregnated polished epoxy grain mounts were prepared and analyzed using Particle Map Analysis (PMA) which provides a statistically robust population of mineral identification based on X-ray chemistry of minerals and modal abundance. Chemical assay values were determined by Mintek using LECO CS200 and Eltra CS2000 analyzers.

2011 Phase II Exploration
Based on the promising results of the Phase I program, our Company launched the Phase II exploration program in November, 2011.  The objective of the program was to enhance exploration efforts on the Green Giant Property through further drill testing of graphitic trends on this property and to apply geophysical techniques to delineate graphite mineralization. The signing of the JV agreement with Malagasy Minerals for the exploration and development of industrial minerals, prompted additional reconnaissance exploration to ascertain the industrial mineral potential of the joint venture property.

Potential Flake Graphite Camp
During the course of the Phase I and II exploration programs, multiple graphitic or graphitic-vanadium trends were identified with the aid of airborne geophysics, and subsequently verified with ground prospecting, and delineated with the use of an EM31-MK2 (EM31) instrument.  In total, 12 new graphite trends have been identified over the Joint Venture Property. This brings the total number of graphite trends identified to date over the Green Giant Property and the Joint Venture Property to 17, with a cumulative strike length in excess of 320 km.  These observations have validated our Company’s belief that southern Madagascar has the potential to host a potential flake graphite camp.

The graphite trends identified to date by our Company have been named the following:  Berenty, Bemelo, Mahasoa, Bepeha, Besavoa, Fondrana, Mainty, Manga, Molo, Bevaro, Jaky, Fotsy, Rano, Seta, Tanantsoa, Vavy and Ampanihy.

Multiple Graphitic Horizons Identified Within Each Zone With EM31
Field observations indicated that each graphitic zone identified, was comprised of multiple ‘stacked’ graphitic horizons. This observation was validated by surveying a number of the zones in detail with an EM31 ground conductivity instrumentation.  In total, 160.5 line kilometers of EM31 surveying was completed over 5 target areas, the Fondrana, Fotsy, Molo, Seta, and Besavoa targets.

The EM31 geophysical tool was invaluable in delineating the extents of the graphitic zones, as well as their continuity. The EM31 has the capability to also identify multiple graphitic horizons within each zone. As an example, the Fotsy zone has a delineated strike length of 6 kilometers, but the EM31 identified at least 4 separate graphite horizons within the zone, for an aggregate strike length of 24 kilometers. The table below summarizes the graphite strike length analysis as determined by EM31 testing over 5 zones:

Zone	Zone Length (km)	Number of Graphite Horizons	Aggregate EM31 Measured Strike Length (km)
Besavoa	3	4	12
Fondrana	1	3	3
Fotsy	6	4	24
Molo	2	5	10
Seta	1.6	2	3.2
Totals	13.6	18	52.2

Structurally ‘Thickened’ Graphite Zone Identified
Our Company’s outside geoscientists have identified a graphitic zone consisting of multi-folded graphitic strata with a surficially exposed strike length of over 2 kilometers. This zone, called Molo, is characterized by resistant ridges of graphitic schist, and abundant graphitic schist float, with fracture-lined vanadium mineralization yielding field XRF values as high as 0.7% V2O5.  Geologic mapping has revealed the individual graphitic ridges to be between 20 and 150 meters in width within this zone. EM31 surveys indicate the graphite mineralization is pervasive in the area, and that the mineralization is not always exposed.  Wide-spaced drilling of 6 diamond drill holes conducted over a strike length of 1.2 kilometers, intersected graphitic mineralization to a vertical depth of 75 meters with down-hole thicknesses between 60 and 150 meters in width. Graphite mineralization intersected in drill core was open along strike, and at depth.

Vanadium Trend Extended On To JV Property by 30 km
The vanadium trend found on the Green Giant Property has now been increased by an additional 30 km on the Joint Venture Property.  This trend was delineated through the analysis of soil samples with a hand-held XRF analyzer at 25 meter station intervals, and 200 meter line spacing. XRF analysis was an invaluable tool in delineating the original Green Giant Property vanadium trend, and enables our Company to make ‘real-time’ exploration decisions based on field results.

In the course of XRF soil analysis on the JV property, a 1.6 kilometer outcrop of graphitic schist, named the Seta zone, was identified adjacent to the vanadium trend. Geologic mapping in the area indicates that this zone is sub-horizontal, and roughly 20 meters in thickness.

Analytical Results
Exploration activities during the course of the Phase I program included 10 diamond drill holes (totaling 1,157.5 meters) 16 trenches (totaling 2,842 meters), and 132 grab samples.  An additional 19 diamond drill holes (totaling 2,701 meters) and 518 grab samples were completed during the course of the Phase II exploration program.  All samples collected during the exploration programs were submitted for graphitic carbon analysis.

To date, only one quarter of drill hole assays, and one fifth of grab sample assays have been received by our Company.  No trench sample analyses have been received.  Of the samples received, diamond drill core assays as high as 21.0% carbon, and grab samples as high as 21.3% carbon have been received, with the most significant intersection being 7.46% carbon over 61.4 meters down-hole length. A summary table of the significant drill hole intercepts is provided below. For a complete assay list, please refer to our Company’s website www.energizerresources.com (which website is expressly not incorporated by reference into this filing).

Hole ID	From (m)	To (m)	Intersection	Hole ID	From (m)	To (m)	Intersection
FOND-01	17.1	78.5	61.4m @ 7.46%C	including	19.4	27	7.6m @ 14.79 %C
				including	32	39	7.0m @ 7.22 %C
				including	57.5	61	3.5m @ 9.95 %C
				including	62.5	77	14.5m @ 10.86 %C
				Including	72.8	74	1.2m @ 21.0%
FOTSY-01	43	45.5	2.5m @ 8.10 %C
FOTSY-01	51.8	62	10.2m @ 4.41%C	including	51.8	54.5	2.7m @ 5.12 %C
				including	57.5	59	1.5m @ 6.20 %C
FOTSY-01	94.5	101.2	6.7m @ 4.3%C
FOTSY-02	10.8	15.11	4.3m @ 6.22 %C
FOTSY-02	23.93	34.7	10.77m @ 6.19%C	including	23.93	25.2	1.3m @ 6.45 %C
				including	26.55	33.4	6.8m @ 7.45 %C
				including	40.15	42.25	2.1m @ 5.95 %C
				including	96.82	98	1.2m @ 6.03 %C
				including	99.5	101	1.5m @ 5.91 %C
FOTSY-03	21.5	31	9.5m @ 5.27%C	including	21.5	22.5	1.0m @ 5.04 %C
				including	24.35	28	3.6m @ 7.30 %C
				including	29.5	31	1.5m @ 5.78 %C
FOTSY-04	33.42	35	1.6m @ 5.37 %C
FOTSY-04	52	55	3.0m @ 7.91 %C
FOTSY-05	11	12	1.0m @ 5.66 %C
FOTSY-05	23.25	33	9.8m @ 12.02 %C
FOTSY-05	43	48	5.0m @ 4.28%C	including	43	44	1.0m @ 5.48 %C
				including	47	48	1.0m @ 5.19 %C
FOTSY-05	54	63	9.0m @ 6.73%C	including	54	58.5	4.5m @ 8.48 %C
				including	60.15	62.35	2.2m @ 7.26 %C
FOTSY-05	73.5	80.5	7.0m @ 6.8%C	including	76.25	80	3.8m @ 9.54 %C
FOTSY-06	8	34	26.0m @ 4.12%C	including	8	11.5	3.5m @ 5.28 %C
				including	19.5	24.75	5.3m @ 5.28 %C
				including	30.5	34	3.5m @ 6.42 %C

Next Steps
It would be appropriate at this time to comment on time lines related to receipt of assays, and the need for metallurgical analysis to fully outline the type and quality of the graphite on the properties.  Our Company believes that after receiving assays it is both prudent and necessary to wait for the metallurgical analysis to fully inform the market of the potential of the graphite identified to date, but it should be noted that we are comfortable in identifying the graphite as flake based on visual observation and cursory testing.  Our Company will endeavor to expedite the metallurgical process throughout its exploration programs.

Future Programs
The Madagascar properties merit an exploration program consisting of exploratory and infill diamond drilling over vanadium-bearing zones identified by diamond drilling and trenching completed in 2008, 2009, 2010 and 2011.  The goal of the program would be to upgrade inferred vanadium resources to indicated resources and to delineate an indicated graphite resource.  A 5,000 meter, 30-hole drill program will employ one diamond drill to verify additional mineralized zones previously confirmed through trenching and/or prospecting.  This program is anticipated to commence during the spring of 2012.

Our Company’s Canadian National Instrument 43-101 compliant resource estimate confirmed that a significant amount of vanadium has been discovered in the mineralized zones that account for a very small portion (2.55 kilometers) of the overall 48-kilometre trend of vanadium mineralization.  To date, 160 diamond drill holes and 167 trenches have been completed on the property.  With the discovery of graphite during the latter half of 2011, management changed the scope of the NI 43-101 compliant preliminary economic assessment (“PEA”/scoping) study, which was scheduled for completion during late 2011/early 2012. Our Company now anticipates a NI 43-101 compliant graphite resource will be available for the Green Giant Property by the end of September 2012.  This information will be incorporated into a revised PEA study, which is expected to be completed by December 2012.

The economic potential of the property rests upon the ability to extract vanadium and graphite using reasonable, potentially economic parameters.  We are carrying out further larger sample tests and more complete mineralogy and metallurgical testing of vanadium and graphite ores to establish the technological and economic parameters of vanadium and graphite processing.  The goal of this work is to identify a potentially economic processing methods to extract both vanadium and graphite, which are known to exist on the property.

SAGAR PROPERTY

Property Description and Location
The Sagar Property comprises 219 blocks of claims in the Province of Québec, Canada.  The approximate centre of exploration activity is circa 56°22’ N latitude and circa 68° 00’ W longitude.  Details on the individual claims are available on-line at the Government of Québec’s Ministère des Resources Naturelles et de la Faune GESTIM website at https://gestim.mines.gouv.qc.ca.  This property can be accessed by air.

The area comprising these claims is approximately 6,580 hectares.  In this part of the Province of Québec, “map staking” predetermines claim outlines.  Previously the map-staking grid, producing some of the small parcels, superimposes upon staked claims. There are no carried environmental liabilities on the property. All surface work requires provincial government permits, including camp construction permits. These have been acquired.

Agreement
On May 2, 2006, we signed a letter of intent with Virginia Mines Inc. ("Virginia") for an option to acquire a 75% interest in 200 claims located in northern Quebec, Canada.  Virginia had the right and option to sell the remaining 25% interest in the property.  This agreement was subject to a 2% NSR.  Virginia had previously acquired a 100% interest in the property, subject to a 1% NSR on certain claims, and a 0.5% NSR on other claims.  Virginia has the right to buy back half of the 1% NSR for $200,000 and half of the 0.5% NSR for $100,000.  In order to exercise its option, our Company issued 2,000,000 of our common shares, 2,000,000 now expired share purchase warrants and incurred exploration expenditures greater than $2,000,000 on the property before September 1, 2008.

Further, on February 28, 2007 Virginia exercised its option to sell its remaining 25% interest on the property to us for 1,000,000 of our common shares valued at $1,219,000 and 1,000,000 now expired share purchase warrants.

As a result of these agreements, we now own a 100% interest in this property. We are currently up to date with all obligations required to maintain the property in good standing.

FERDERBER
Property Description and Location
Our Company acquired a 100% undivided right, title and interest in and to 19 mining claims (0036315, 0036316, 0036317, 0036318, 0036319, 0036320, 0036321, 0036322, 0036323, 0036324, 0036325, 0036326, 0036327, 0030649, 0030650, 0030640, 0030638, 0030612, 0030613) held by Mr. Peter Ferderber, covering an area of approximately 64 hectares located in the Central Labrador Trough Region of Québec, 13 of which are contiguous to our Company’s Sagar Property.  This property can be accessed by air.

In consideration of our Company receiving a 100% interest in these claims, subject to any NSR royalties, our Company paid CAD$6,000, and issued 150,000 of our common shares and 75,000 now expired common share purchase warrants.  Mr. Ferderber retained a 1% NSR on this property and agreed that our Company shall have a first right of refusal to purchase the 1% NSR should Mr. Ferderber elect to sell the royalty.

We are currently up to date with all obligations required to maintain the property in good standing.

Sagar and Ferderber Property Geological Highlights
The geological setting of the property is the northwest trending Romanet Horst within the Labrador Trough.  The significant mineral potential of this geological setting is well demonstrated by the abundance and diversity of uranium-gold showings, which range from veins to breccia’s to shear zones. There is also locally significant sedimentary-hosted copper mineralization.  The most spectacular mineralization found to date is the 500 x 200 meter Mistamisk boulder field which contains 150 boulders that range up to 640 g/t gold and 4.11% uranium, with 70 tested boulders averaging 64.9g/t gold and 1.3% uranium.  The boulders discovered within the Mistamisk boulder field range in length from 0.30 to 2.0 meters.  Previous work has not determined the bedrock source of this boulder field.

Copper mineralization has been defined in several spots, the most significant being the Dehli-Pacific showing, which has reported 4.2% copper over 7.6 meters within a drill hole that intersected a shear zone along a sediment-gabbro contact.

Potential Future Programs
In light of empirical observations collected during the course of 2007 exploration activities, other targets have been identified which could prove to be volumetrically more significant than the source of the Mistamisk Boulder Field.  In order of priority, management believes future exploration on the Sagar Property should focus on the discovery of:
•
Gold and uranium mineralization at redox boundaries along major faults. This work should focus on the intersection between the Romanet fault and the reducing lithologies of the Dunphy and Lace Lake formations.

•
Unconformity associated polymetallic uranium-style mineralization at the Archean basement contact.  The ‘Kilo’ soil anomaly should be targeted for this exploration due to the anomalous soil, RC, and DDH geochemistry, as well as the numerous coincident geophysical anomalies.

•
Iron-Oxide Copper Gold (IOCG) mineralization.  This work should focus on the east-west structure bisecting the Romanet Horst.  In particular, the area to the southwest of the Lac Plisse showing should be drill tested as it has coincident gravity and magnetic highs, and has an anomalous IOCG-related geochemical signature for RC, soil, and water geochemical data. Additionally, the DDH geochemistry and alteration mineralogy observed from holes in the ‘Alpha’ soil target area should be re-examined in the context of IOCG mineralization.

•
Source mineralization for the Mistamisk Boulder Field. The anomalous Alpha, Delta, and Kilo soil targets, as well as A, B, and E RC targets identified during the course of the 2007 exploration program should be examined to ascertain the source mineralization for the Mistamisk Boulder Field.

Other Expenses
Management anticipates spending approximately $350,000 - $450,000 in ongoing general office and administrative expenses and professional fees per quarter for the next twelve months.  The overall general and administration expenses will vary in direct proportion with the level of activity relating to future acquisitions and exploration programs.

Cautionary Note
Due to the nature of our business, we anticipate incurring operating losses for the foreseeable future.  We base this expectation, in part, on the fact that very few mineral properties in the exploration stage ultimately develop into producing, profitable mines.  Our future financial results are also uncertain due to a number of factors, some of which are outside our control.  These factors include, but are not limited to:

-	our ability to raise additional funding as required;
-	the market price for vanadium, graphite, gold, uranium and for any other minerals which we may find;
-	ongoing joint ventures;
-	the results of our proposed exploration programs on our mineral properties
-	environmental regulations that may adversely impact cost and operations; and
-	our ability to find joint venture partners, as needed, for the development of our property interests.

If we are successful in completing an equity financing, as necessary, existing shareholders will experience dilution of their interest in our Company.  In the event we are not successful in raising additional financing, we anticipate that we will not be able to proceed with our business plan.  In such a case, we may decide to discontinue our current business plan and seek other business opportunities in the resource sector.

During this period, we will need to maintain our periodic filings with the appropriate regulatory authorities and, as such, will incur legal and accounting costs.  In the event no other such opportunities are available and we cannot raise additional capital to sustain operations, we may be forced to discontinue our business altogether.  We do not have any specific alternative business opportunities in mind and have not planned for any such contingency.

Due to our lack of operating history and present inability to generate revenues, our auditors have stated their opinion that there currently exists substantial doubt about our ability to continue as a going concern.

RESULTS OF OPERATIONS
We have had no operating revenues from inception on March 1, 2004 through to the quarter ended December 31, 2011. Our activities have been financed from the proceeds of securities subscriptions.  From inception, on March 1, 2004, to December 31, 2011, we raised net aggregate proceeds of $37,464,105 from private offerings of our securities and $886,500 through the exercise of common share purchase warrants.

For the period from inception, March 1, 2004, to December 31, 2011, we incurred a loss before income taxes of $61,789,471.  Expenses included $32,186,444 in mineral property and exploration costs and impairment losses on mineral properties. These costs include acquisition costs relating to the Madagascar properties, Sagar properties in Canada, and other abandoned properties.  We also incurred $4,378,152 in professional fees since inception.  In addition, since inception we have recorded general and administrative expenses of $5,946,884 which includes rental costs, travel and office expenses; stock based compensation valued at $21,155,354, net foreign exchange translation gains totaling $867,753, donated services and expenses of $18,750, and total other income (including interest) of $1,088,056.

In order to acquire the Joint Venture Property from MGY, our Company paid a total of $2,261,690 and issued 7,500,000 of our common shares, valued at $1,350,000.   Following our Company’s accounting polices of expensing acquisition costs and exploration expenses on mineral properties as incurred, this amount increased the net loss for the period.

Liquidity, Capital Resources and Foreign Currencies

As at December 31, 2011, we had cash on hand of $6,882,841.  Our working capital was $5,792,443.

We hold a significant portion of cash reserves in Canadian dollars.  Due to foreign exchange rate fluctuations, the value of these Canadian dollar reserves can result in translation gains or losses in US dollar terms.  If there was to be a significant decline in the Canadian dollar against the US dollar, the US dollar value of that Canadian dollar cash position presented on our Company’s balance sheet would also significantly decline.  If the US dollar significantly declines relative to the Canadian dollar our quoted US dollar cash position would also significantly decline.  Such foreign exchange declines could cause us to experience losses.

In addition to paying certain expenses in Canadian dollars, our Company is also required, from time to time, to pay expenses in South African Rand, Australian Dollars and Madagascar Ariary.   Therefore, our Company is subject to risks relating to movements in those currencies.

There are no assurances that we will be able to achieve further sales of common stock or any other form of additional financing.  If our Company is unable to achieve the financing necessary to continue the plan of operations, then we will not be able to continue our exploration and our venture will fail.

Capital Financing

•	From inception to June 30, 2004, we raised $59,750 through the issuance of 9,585,000 common shares.

•	For the year ended June 30, 2005, we did not raise any capital from new financings.

•	For the year ended June 30, 2006, we raised $795,250 through the issuance of 2,750,000 common shares and 2,265,000 share purchase warrants.

•	For the year ended June 30, 2007, we raised $17,300,000 through the issuance of 34,600,000 common shares and 29,000,250 share purchase warrants.

•	For the year ended June 30, 2008, we did not raise any capital from new financings.

•	For the year ended June 30, 2009, we raised $680,000 through the issuance of 6,800,000 common shares and 3,400,000 share purchase warrants.

•	For the year ended June 30, 2010, we raised $6,500,000 through the issuance of 21,666,667 common shares and 21,666,667 share purchase warrants.

•
For the year ended June 30, 2011, we raised net proceeds of $13,178,708 through the issuance of 30,936,654 common shares and 15,468,328 common share purchase warrants and $886,500 through the exercise of common share purchase warrants.

•	For the period from July 1, 2011 through December 31, 2011, we did not raise any capital from new financings.

We anticipate that additional funding will be in the form of equity financing from the sale of our common shares. However, our Company cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of common shares for additional phases of exploration.  Our management currently believes that debt financing is not an alternative for funding additional phases of exploration.  Currently, we do not have any arrangements in place for any future equity financing.

Issuances of Securities
We have funded our business to date from sales of our securities.

On December 17, 2010, we issued 200,000 shares of common stock valued at $90,000 pursuant to a contract with a party to provide advisory services in China.

During January and February 2011, we closed a private placement of 30,936,654 units for gross proceeds of $13,921,495.  Each unit consisted of one common share and one half of one common share purchase warrant.  Each of the 15,468,327 warrants issued entitles the holder the right to purchase one common share at an exercise price of $0.75 for a period of two years from the date of issue.  In connection with the private placement, we paid finders’ fees consisting of a cash fee of 6% to certain eligible finders totaling $704,115, TSX-V fees totaling $38,411 and compensation warrants equal to 6% of the eligible units sold totaling 1,564,700. Each full compensation warrant entitles the holder to acquire one unit of our Company at $0.45 per unit and expire on February 25, 2013.

During the year ended June 30, 2011, we issued a total of 4,549,500 shares of common stock for consideration of $886,500.  This common stock was issued pursuant to the exercise of several share purchase warrants.

The offer and sale of all shares of our common stock and warrants listed above were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act.  The Investor acknowledged the following: Subscriber is not a United States Person, nor is the Subscriber acquiring the shares of our common stock and warrants directly or indirectly for the account or benefit of a United States Person.  None of the funds used by the Subscriber to purchase the shares of our common stock and warrants have been obtained from United States Persons. For purposes of this Agreement, “United States Person” within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.  Further, we anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding for additional phases of exploration. We currently believe that debt financing will not be an alternative for funding additional phases of exploration. We do not have any arrangements in place for any future equity financing.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration and our venture will fail.

Off-balance sheet arrangements
We have no off-balance sheet arrangements including arrangements that would affect the liquidity, capital resources, market risk support and credit risk support or other benefits.

ITEM 3 - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We do not hold any derivative instruments and do not engage in any hedging activities. Most of our activity is the development and mining of our mining claim.

ITEM 4. - CONTROLS AND PROCEDURES
Our management team, under the supervision and with the participation of our principal executive officer and our principal financial officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act), as of the last day of the fiscal period covered by this report, December 31, 2011. The term disclosure controls and procedures means our controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to management, including our principal executive and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Based on this evaluation, our principal executive officer and our principal financial officer concluded that, given the size of our Company and its finance department, that our disclosure controls and procedures were effective as of December 31, 2011.

Changes in Internal Control over Financial Reporting
During the fiscal quarter ended December 31, 2011, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1. - LEGAL PROCEEDINGS
We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations.  There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our companies or our subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

ITEM 1A. - RISK FACTORS
Our business is subject to a variety of risks and uncertainties, including, but not limited to, the risks and uncertainties described below.  If any of the risks  described below, or elsewhere in this report on Form 10-Q, or our Company’s other filings with the Securities and Exchange Commission (the "SEC"), were to occur, our financial condition and results of operations could suffer and the trading price of our common stock could decline.  Additionally, if other risks not presently known to us, or that we do not currently believe to be significant, occur or become significant, our financial condition and results of operations could suffer and the trading price of our common stock could decline.

You should carefully consider the following risk factors together with the other information contained in this Interim Report on Form 10-Q, and in prior reports pursuant to the  Securities  Exchange Act of 1934, as amended and the Securities Act of 1933,  as  amended.  If any of the  risks  factors  actually  occur,  our business,  financial  condition  or results of  operations  could be  materially adversely  affected.  Additionally, if other risks not presently known to us, or that we do not currently believe to be significant, occur or become significant, our financial condition and results of operations could suffer and the trading price of our common stock could decline. There has been no material changes to the risk factors previously discussed in Item 1A of our Company's Form 10-K for the year ended June 30, 2011, including but not limited, to the following:

The report of our independent registered public accounting firm contains explanatory language that substantial doubt exists about our ability to continue as a going concern.
The independent auditor’s report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern.  Due to our lack of operating history and present inability to generate revenues, we have sustained operating losses since our inception.  Since our inception, up to December 31, 2011, we had accumulated net losses of $61,844,651.  If we are unable to obtain sufficient financing in the near term as required or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations.  If we curtail our operations, we may be placed into bankruptcy or undergo liquidation, the result of which will adversely affect the value of our common shares.

Our common shares have been subject to penny stock regulation in the United States of America.
Our common shares have been subject to the provisions of Section 15(g) and Rule 15g-9 of the (US) Securities Exchange Act of 1934, as amended (the “Exchange Act”), commonly referred to as the “penny stock” rule.  Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.  The Commission generally defines penny stock to be any equity security that has a market price less than US$5.00 per share, subject to certain exceptions.  Rule 3a51-1 provides that any equity security is considered to be penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; issued by a registered investment company; excluded from the definition on the basis of price (at least US$5.00 per share) or the registrant’s net tangible assets; or exempted from the definition by the Commission. If our common shares are deemed to be “penny stock”, trading in common shares will be subject to additional sales practice requirements on broker/dealers who sell penny stock to persons other than established customers and accredited investors.

Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our common shares.
In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We may not have access to sufficient capital to pursue our business and therefore would be unable to achieve our planned future growth.
We intend to pursue a growth strategy that includes development of our Company’s business plan.  Currently we have limited capital, which is insufficient to pursue our plans for development and growth.  Our ability to implement our exploration plans will depend primarily on our ability to obtain additional private or public equity or debt financing.  Such financing may not be available at all, or we may be unable to locate and secure additional capital on terms and conditions that are acceptable to us.  Financing exploration plans through equity financing may have a dilutive effect on our common shares.  Our failure to obtain additional capital will have a material adverse effect on our business.

Our primary exploration efforts are in the African country of Madagascar, where there is uncertainty with regard to its leader’s commitment to democratic elections.
The timing of democratic elections in Madagascar remains uncertain.  To date, our Company has not been placed under any constraints or experienced any disruptions in our exploration efforts due to the political situation in Madagascar.  Depending on future actions taken by the transitional government in Madagascar, our Company and its business operations could be impacted.

A roadmap was signed by the various political factions on September 17, 2011, a government of national unity was formed in November and the transition parliament was re-structured to include opposition members.  The African Union has endorsed this roadmap.  This roadmap provides a path for democratic elections in Madagascar.  However, at the date of this report, these elections have not taken place and are unlikely to take place until the latter stages of 2012, at the earliest.

As the roadmap has not been fully implemented, the EU has extended its suspension of development assistance to Madagascar (with the continuing exception for humanitarian aid).  With UN assistance, the transition government introduced a law with respect to the independent elections commission which was adopted by the transition parliament in January 2012.  Presently, other elections-related laws are being studied by the parliament.   We are actively monitoring the political climate in Madagascar and continue to hold meetings with representatives of the government and the Ministry of Mines.

As the roadmap has not been fully implemented, the granting, transformation or amendment of exploration and research mining permits within the country has been suspended.  Our Company has continued to pay taxes and administrative fees  in Madagascar with respect to all the mining permits we hold.  These payments have been acknowledged and accepted by the Madagascar government.

Any adverse developments to the political situation in Madagascar could have a material effect on our Company’s business, results of operations and financial condition.

As a public company we are subject to complex legal and accounting requirements that will require us to incur significant expenses and will expose us to risk of non-compliance.
As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies.  The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company.  Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply.  Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities and/or governmental or private actions against us.  We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

Because we are quoted on the OTCQB instead of a national securities exchange in the United States, our U.S. investors may have more difficulty selling their stock or experience negative volatility on the market price of our stock in the United States.
In the United States, our common shares are currently quoted on the OTCQB.  The OTCQB can be highly illiquid, in part because it does not have a national quotation system by which potential investors can follow the market price of shares except through information received and generated by a limited number of broker-dealers that make markets in particular stocks.  There is a greater chance of volatility for securities that trade on the OTCQB as compared to a national securities exchange in the United States, such as the New York Stock Exchange, the NASDAQ Stock Market or the NYSE Amex.  This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions.  U.S. investors in our common shares may experience high fluctuations in the market price and volume of the trading market for our securities.  These fluctuations, when they occur, have a negative effect on the market price for our common shares.  Accordingly, our U.S. shareholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our common shares improves.

In addition to being quoted on the OTCQB, on June 16, 2011, our common shares commenced trading on the Toronto Stock Exchange (“TSX”).  The TSX is Canada’s national stock exchange.  Prior to this, from May 5, 2010 to June 15, 2011, our common shares traded in on the TSX – Venture Exchange.  Our common shares are also listed on the Frankfurt Exchange under the symbol YE5.

We do not intend to pay dividends.
We do not anticipate paying cash dividends on our common shares in the foreseeable future.  We may not have sufficient funds to legally pay dividends.  Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends.  The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant.  There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) could have a material adverse effect on our business & operating results.
If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common shares.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting. In connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB.  A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify.  However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.  We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.  Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls.  Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common shares.

The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you. The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price.
The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in our share price is attributable to a number of factors.  First our common shares are sporadically and thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.  Secondly, we are a speculative or “risky” investment due to our limited operating history, lack of profits to date and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.  Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;  manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.
As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Should we lose the services of our key executives, our financial condition and proposed expansion may be negatively impacted.
We depend on the continued contributions of our executive officers to work effectively as a team, to execute our business strategy and to manage our business.  The loss of key personnel, or their failure to work effectively, could have a material adverse effect on our business, financial condition, and results of operations.  Specifically, we rely on J.A. Kirk McKinnon, our Chief Executive Officer, and Richard E. Schler, our Vice-President and Chief Financial Officer.   We do not maintain key man life insurance on these individuals.   Should we lose any or all of their services and we are unable to replace their services with equally competent and experienced personnel, our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

Minnesota law and our articles of incorporation protect our directors from certain types of lawsuits, which could make it difficult for us to recover damages from them in the event of a lawsuit.
Minnesota law provides that our directors will not be liable to our Company or to our stockholders for monetary damages for all but certain types of conduct as directors.  Our articles of incorporation require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law.  The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances.  The indemnification provisions may require our Company to use its assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

We have not identified any mineral reserves or resources and due to the speculative nature of mineral property exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.
Exploration for minerals is a speculative venture involving substantial risk.  We cannot provide investors with any assurance that our claims and properties contain commercially exploitable reserves.  The exploration work that we intend to conduct on our claims or properties may not result in the discovery of commercial quantities of vanadium, graphite, gold uranium, or other minerals.  Problems such as unusual and unexpected rock formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  In such a case, we would be unable to complete our business plan.

We are a mineral exploration company with a limited operating history and expect to incur operating losses for the foreseeable future.
We are a mineral exploration company.  We have not earned any revenues and we have not been profitable.  Prior to completing exploration on our claims, we may incur increased operating expenses without realizing any revenues from those claims.  There are numerous difficulties normally encountered by mineral exploration companies, and these companies experience a high rate of failure.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates.  We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations.

Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.
Exploration for minerals is a speculative venture involving substantial risk.  We cannot provide investors with any assurance that our claims and properties contain commercially exploitable reserves.  The exploration work that we intend to conduct on our claims or properties may not result in the discovery of commercial quantities of vanadium, graphite, gold, uranium or other minerals.  Problems such as unusual and unexpected rock formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.
The search for valuable minerals involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot, or may elect not, to insure against.  We currently have no such insurance, but our management intends to periodically review the availability of commercially reasonable insurance coverage.  If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets.

If we confirm commercial concentrations of vanadium, graphite, gold, uranium or other minerals on our claims and interests, we can provide no assurance that we will be able to successfully bring those claims or interests into commercial production.
If our exploration programs are successful in confirming deposits of commercial tonnage and grade, we will require significant additional funds in order to place the claims and interests into commercial production.  This may occur for a number of reasons, including because of regulatory or permitting difficulties, because we are unable to obtain any adequate funds or because we cannot obtain such funds on terms that we consider economically feasible.

Because access to most of our properties is often restricted by inclement weather or proper infrastructure, our exploration programs are likely to experience delays.
Access to most of the properties underlying our claims and interests is restricted due to their remote locations and because of weather conditions.  Most of these properties are only accessible by air.  As a result, any attempts to visit, test, or explore the property are generally limited to those periods when weather permits such activities.  These limitations can result in significant delays in exploration efforts, as well as mining and production efforts in the event that commercial amounts of minerals are found.  This could cause our business to fail.

As we undertake exploration of our claims and interests, we will be subject to the compliance of government regulation that may increase the anticipated time and cost of our exploration program.
There are several governmental regulations that materially restrict the exploration of minerals.  We will be subject to the mining laws and regulations in force in the jurisdictions where our claims are located, and these laws and regulations may change over time.  In order to comply with these regulations, we may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to land.  While our planned budget for exploration programs includes a contingency for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program, or that the budgeted amounts are inadequate.

Our operations are subject to strict environmental regulations, which result in added costs of operations and operational delays.
Our operations are subject to environmental regulations, which could result in additional costs and operational delays. All phases of our operations are subject to environmental regulation.  Environmental legislation is evolving in some countries and jurisdictions in a manner that may require stricter standards, and enforcement, increased fines and penalties for non-compliance, more stringer environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors, and employees. There is no assurance that any future changes in environmental regulation will not negatively affect our projects.

We have no insurance for environmental problems.
Insurance against environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production, has not been available generally in the mining industry.  We have no insurance coverage for most environmental risks.  In the event of a problem, the payment of environmental liabilities and costs would reduce the funds available to us for future operations.  If we are unable to fund fully the cost of remedying an environmental problem, we might be required to enter into an interim compliance measure pending completion of the required remedy.

Due to external market factors in the mining business, we may not be able to market any minerals that may be found.
The mining industry, in general, is intensely competitive.  Even if commercial quantities of minerals are discovered, we can provide no assurance to investors that a ready market will exist for the sale of these minerals.  Numerous factors beyond our control may affect the marketability of any substances discovered.  These factors include market fluctuations, the proximity and capacity of markets and processing equipment, and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, mineral importing and exporting and environmental protection.  The exact effect of these factors cannot be accurately predicted, but any combination of these factors may result in our not receiving an adequate return on invested capital.

Our performance may be subject to fluctuations in market prices of vanadium, graphite, gold, uranium, and  other minerals.
The profitability of a mineral exploration project could be significantly affected by changes in the market price of the relevant minerals.  Recently, the price of vanadium has increased due to the markets in China as well as the expanded uses including large-scale power storage application.  With respect to the market prices of graphite, its price has increased over the past several months.  The price of gold, while recently reaching an all time high has decreased over the past few months.  Demand for gold can also be influenced by economic conditions, attractiveness as an investment vehicle and the relative strength of the U.S. dollar and local investment currencies.  The market price of uranium has increased due in large measure to projections as to the number of new nuclear energy plants that will be constructed in China, the United States and other jurisdictions.  A number of other factors affect the market prices for other minerals. The aggregate effect of the factors affecting the prices of various minerals is impossible to predict with accuracy.  Fluctuations in mineral prices may adversely affect the value of any mineral discoveries made on the properties with which we are involved, which may in turn affect the market price and liquidity of our common shares and our ability to pursue and implement our business plan.  In addition, the price of vanadium has in the past fluctuated significantly on a month-to-month and year-to-year basis.

Because from time to time we hold a significant portion of our cash reserves in Canadian dollars, we may experience losses due to foreign exchange translations.
From time to time we hold a significant portion of our cash reserves in Canadian dollars.  Due to foreign exchange rate fluctuations, the value of these Canadian dollar reserves can result in translation gains or losses in U.S. dollar terms.  If there was a significant decline in the Canadian dollar versus the U.S. dollar, our converted Canadian dollar cash balances presented in U.S. dollars on our balance sheet would significantly decline.  If the US dollar significantly declines relative to the Canadian dollar our quoted US dollar cash position would significantly decline as it would be more expensive in US dollar terms to pay Canadian dollar expenses.  We have not entered into derivative instruments to offset the impact of foreign exchange fluctuations.  Such foreign exchange declines could cause us to experience losses.

Our Company’s business is impacted by any instability and fluctuations in global financial systems.
The recent credit crisis and related instability in the global financial system, although somewhat abated, has had, and may continue to have, an impact on our Company’s business and our Company’s financial condition. Our Company may face significant challenges if conditions in the financial markets do not continue to improve. Our Company’s ability to access the capital markets may be severely restricted at a time when our Company wishes or needs to access such markets, which could have a materially adverse impact on our Company’s flexibility to react to changing economic and business conditions or carry on our operations.

Until we can validate otherwise, the properties described below have no known mineral reserves of any kind and we are planning programs that are exploratory in nature.
Further details regarding our Company’s properties, although not incorporated by reference, including the comprehensive geological report prepared in compliance with Canada’s National Instrument 43-101 on the Sagar Property in Northern Québec and on the Green Giant Property in Madagascar, have been filed within our Company’s filings on Sedar at http://www.sedar.com (which website is expressly not incorporated by reference into this filing).

Climate change and related regulatory responses may impact our business.
Climate change as a result of emissions of greenhouse gases is a significant topic of discussion and may generate government regulatory responses in the near future.  It is impracticable to predict with any certainty the impact of climate change on our business or the regulatory responses to it, although we recognize that they could be significant.  However, it is too soon for us to predict with any certainty the ultimate impact, either directionally or quantitatively, of climate change and related regulatory responses.

To the extent that climate change increases the risk of natural disasters or other disruptive events in the areas in which we operate, we could be harmed.  While we maintain rudimentary business recovery plans that are intended to allow us to recover from natural disasters or other events that can be disruptive to our business, our plans may not fully protect us from all such disasters or events.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management.
Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets.  Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS OF OUR BUSINESS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
For the period from July 1, 2010 through December 31, 2011, our Company issued the following unregistered securities:

On July 2, 2010, our Company issued 500,000 common share purchase warrants to a party who assisted our Company in listing its common stock on the TSX Venture Exchange.  These warrants were valued at $78,100.   The share purchase warrants were valued using the Black-Scholes pricing model with the following assumptions:  risk free interest rate – 1.54%; expected volatility – 172%;  dividend yield – NIL; and expected life – 4 years.

On December 17, 2010 our Company issued 200,000 shares of common stock valued at $90,000 pursuant to a contract with a party to provide advisory services in China.

During January and February 2011, our Company closed a private placement of 30,936,654 units for gross proceeds of $13,921,495.  Each unit consisted of one common share and one half of one common share purchase warrant.  Each of the 15,468,327 warrants issued entitles the holder the right to purchase one common share at an exercise price of $0.75 for a period of two years from the date of issue.  In connection with the private placement, our Company paid finders’ fees consisting of a cash fee of 6% to certain eligible finders totaling $704,115, TSX-V fees totaling $38,411 and compensation warrants equal to 6% of the eligible units sold totaling 1,564,700. Each full compensation warrant entitles the holder to acquire one unit of our Company at $0.45 per unit and expire on February 25, 2013.

During the year ended June 30, 2011, our Company issued a total of 4,549,500 shares of common stock for consideration of $881,950.  This common stock was issued pursuant to the exercise of several share purchase warrants.

On December 16, 2011 our Company issued 7,500,000 shares of common stock valued at $1,350,000 as consideration for the Joint Venture Agreement with Malagasy Minerals Ltd.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES
There were no defaults upon senior securities during the period ended December 31, 2011.

ITEM 4. REMOVED AND RESERVED

ITEM 5. OTHER INFORMATION
There is no information with respect to which information is not otherwise called for by this form.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Commission.  Our Commission filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov.  The public may also read and copy any document we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  We maintain a website at http://www.energizerresources.com, (which website is expressly not incorporated by reference into this filing).  Information contained on our website is not part of this report on Form 10-Q.

ITEM 6. – EXHIBITS
Exhibit Number & Description

3.1
Articles of Incorporation of Uranium Star Corp. (now known as Energizer Resources Inc.) (Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K as filed with the SEC on May 20, 2008)

3.2
Articles of Amendment to Articles of Incorporation of Uranium Star Corp. changing its name to Energizer Resources Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the SEC on July 16, 2010)

3.3	Amended and Restated By-Laws of Energizer Resources Inc. (Incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K as filed with the SEC on July 16, 2010)

4.1
Amended and Restated 2006 Stock Option Plan of Energizer Resources, Inc. (as of February 2009) (Incorporated by reference to Exhibit 4.1 to the registrant's Form S-8 registration statement as filed with the SEC on February 19, 2010)

4.2
Form of broker Subscription Agreement for Units (Canadian and Offshore Subscribers) (Incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K as filed with the SEC on March 19, 2010)

4.3
Form of standard Subscription Agreement for Units (Canadian and Offshore Subscribers) (Incorporated by reference to Exhibit 4.2 to the registrant’s current report on Form 8-K as filed with the SEC on March 19, 2010)

4.4	Form of Warrant to Purchase common shares (Incorporated by reference to Exhibit 4.3 to the registrant’s current report on Form 8-K as filed with the SEC on March 19, 2010)

4.5	Form of Class A broker warrant to Purchase common shares (Incorporated by reference to Exhibit 4.4 to the registrant’s current report on Form 8-K as filed with the SEC on March 19, 2010)

4.6	Form of Class B broker warrant to Purchase common shares (Incorporated by reference to Exhibit 4.5 to the registrant’s current report on Form 8-K as filed with the SEC on March 19, 2010)

4.7
Agency Agreement, dated March 15, 2010, between Energizer Resources, Clarus Securities Inc. and Byron Securities Limited (Incorporated by reference to Exhibit 4.6 to the registrant’s current report on Form 8-K filed with the SEC on March 19, 2010)

10.1
Property Agreement effective May 14, 2004 between Thornton J. Donaldson and Thornton J. Donaldson, Trustee for Yukon Resources Corp. (Incorporated by reference to Exhibit 10.1 to the registrant's Form SB-2 registration statement as filed with the SEC on September 14, 2004)

10.2	Letter of Intent dated March 10, 2006 with Apofas Ltd. (Incorporated by reference to Exhibit 99.1 to the registrant's current report on Form 8-K as filed with the SEC on March 13, 2006)

10.3
Letter agreement effective May 12, 2006 between Yukon Resources Corp. and Virginia Mines Inc. (Incorporated by reference to Exhibit 99.1 to the registrant's current report on Form 8-K filed as with the SEC on May 9, 2006)

10.4
Joint Venture Agreement dated August 22, 2007 between Uranium Star Corp. & Madagascar Minerals and Resources Sarl (Incorporated by reference to Exhibit 10.1 to the registrant's current report on Form 8-K as filed with SEC on September 11, 2007)

21	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 to the registrant’s annual report on Form 10-K as filed on September 21, 2009)

31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act. (filed herein)

31.2	Certification of Principal Financial and Accounting

Officer Pursuant to Section 302 of the Sarbanes-Oxley Act. (filed herein)

32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act. (filed herein)

32.2	Certification of Chief Accounting Officer Pursuant to Section 906 of the Sarbanes-Oxley Act. (filed herein)

99.1
Canadian National Instrument 43-101 Technical Report Update for Green Giant Property, Fotadrevo, Province of Toliara, Madagascar (Incorporated by reference to Exhibit 99.1 to the registrant's report on Form 8-K filed with SEC on July 9, 2010)

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERGIZER RESOURCES INC.

Dated: February 14, 2012

By:	/s/ J A Kirk McKinnon
Name: J A Kirk McKinnon
Title: President, Chief Executive Officer and Director

Dated: February 14, 2012

By:	/s/ Richard E. Schler
Name: Richard E. Schler
Title: Vice-President, Chief Financial Officer and Director